 Pursuant to Rule 424(b)(5)
Registration No. 333-250977
PROSPECTUS SUPPLEMENT
(To Prospectus dated December 4, 2020)

Green Brick Partners, Inc.

2,000,000 Depositary Shares

Each Representing 1/1000th of a Share of 5.75% Series A Cumulative Perpetual Preferred Stock

(Liquidation Preference Equivalent to $25.00 Per Depositary Share)

5.75% Series A Cumulative Perpetual Preferred Stock

We are offering 2,000,000 depositary shares, each representing a 1/1000th fractional interest in a share of 5.75% Series A Cumulative Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), which we refer to in this prospectus as the “depositary shares”. The depositary shares are evidenced by depositary receipts. 2,000 shares of Series A Preferred Stock represented by the depositary shares will be deposited with Continental Stock Transfer & Trust Company, as depositary. As a holder of the depositary shares, you will be entitled to all proportional rights, preferences and privileges of the Series A Preferred Stock represented thereby, including dividend, voting, redemption and liquidation rights and preferences. You must exercise such rights through the depositary. The liquidation preference of each share of the Series A Preferred Stock is $25,000.00 (equivalent to $25.00 per depositary share).

We will pay, when legally permitted, cumulative dividends on the Series A Preferred Stock, from, and including, the date of original issuance, in the amount of $1,437.50 per share each year (equivalent to $1.4375 per depositary share each year), which is equivalent to 5.75% of the $25,000.00 liquidation preference per share of the Series A Preferred Stock (equivalent to 5.75% of the $25.00 per depositary share). Dividends on the Series A Preferred Stock will be payable quarterly in arrears, on or about the 15th day of March, June, September, and December of each year (or, if not on a business day, on the immediately preceding or next succeeding business day). The first dividend on the shares of the Series A Preferred Stock represented by the depositary shares sold in this offering will be paid on or about March 15, 2022.

 Investing in the depositary shares and the underlying Series A Preferred Stock involves risks. You should carefully consider the risks described under the section entitled “Risk Factors” beginning on page S-7 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Depositary Share	Total
Public offering price(1)	$25.00	$50,000,000.00
Underwriting discount(2)	$0.875	$1,750,000.00
Proceeds to us, before expenses(3)	$24.125	$48,250,000.00
(1)    The public offering price does not include accrued dividends, if any, that may be declared. Dividends, if declared, will accrue from the original date of issuance.
(2)    See “Underwriting” for a description of all underwriting compensation payable in connection with this offering.
(3)    Assumes no exercise of the underwriters’ option described below.

We have granted the underwriters an option to purchase up to an additional 300,000 depositary shares within 30 days from the date of this prospectus supplement. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $2,012,500 and the total proceeds to us, before payment of expenses, will be $55,487,500.

The underwriters expect to deliver the depositary shares on or about December 23, 2021.

Sole Book-Running Manager

BTIG

Co-Managers

InspereX	Janney Montgomery Scott

The date of this prospectus supplement is December 16, 2021.

Generally, we may not redeem the Series A Preferred Stock underlying the depositary shares until December 23, 2026, except as described below upon the occurrence of a Change of Control (as defined herein). On or after December 23, 2026, which is the fifth anniversary of the date of issuance of the Series A Preferred Stock, the shares of Series A Preferred Stock will be redeemable at our option, in whole or in part, at a redemption price equal to $25,000.00 per share (equivalent to $25.00 per depositary share), plus any accrued and unpaid dividends. In addition, upon the occurrence of a Change of Control (as defined herein), we may, subject to certain conditions, at our option, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, by paying $25,000.00 per share (equivalent to $25.00 per depositary share), plus any accrued and unpaid dividends up to, but not including, the redemption date. If we exercise any of our redemption rights relating to the Series A Preferred Stock, the holders of depositary shares representing interests in the Series A Preferred Stock will not have the conversion right described below.

Upon the occurrence of a Change of Control each holder of depositary shares representing interests in the Series A Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date (as defined herein), we have provided or provide notice of our election to redeem the Series A Preferred Stock) to direct the depositary, on such holder’s behalf, to convert some or all of the shares of Series A Preferred Stock represented by the depositary shares held by such holder on the Change of Control Conversion Date into a number of shares of our common stock per depositary share equal to the lesser of:

●	the quotient obtained by dividing (i) the sum of the $25.00 per depositary share liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accrued and then remaining unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined herein); and

●	1.7059 (i.e., the “Share Cap”), subject to certain adjustments;

subject, in each case, to the conditions described in this prospectus supplement and to provisions for the receipt of alternative consideration.

The Series A Preferred Stock represented by the depositary shares has no maturity date and will remain outstanding indefinitely unless redeemed by us or converted into shares of our common stock in connection with a Change of Control by the holders of the depositary shares representing interests in the Series A Preferred Stock. Investors in the depositary shares generally will have no voting rights but will have limited voting rights if we fail to pay dividends on the Series A Preferred Stock for six or more quarters (whether or not declared or consecutive) and in certain other events.

We intend to apply to list the depositary shares on the NYSE under the symbol “GRBK PRA.” If the application is approved, we expect trading on the NYSE will commence within 30 days after the initial delivery of the depositary shares to the underwriters.

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TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

 PROSPECTUS

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ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This document consists of two parts and is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) utilizing a “shelf” registration process. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If there is a difference between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, you should rely on the information in this prospectus supplement. Generally, when we refer to the prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined.

Before you invest in our depositary shares representing shares of Series A Preferred Stock, you should read this prospectus supplement and the accompanying prospectus and any related issuer free writing prospectus, as well as the additional information incorporated by reference in this prospectus supplement described below under “Where You Can Find More Information” and “Information Incorporated by Reference” or in any related issuer free writing prospectus.

This prospectus supplement contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information.  All of the summaries are qualified in their entirety by the actual documents.  Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Neither the delivery of this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us, nor any sale made under this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us, implies that there has been no change in our affairs or that the information therein is correct as of any date after the date of such document.  You should not assume that the information in this prospectus supplement or the accompanying prospectus, including any information incorporated in this prospectus supplement or the accompanying prospectus by reference, or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference therein will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We are responsible for the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related issuer free writing prospectus we have authorized for use in connection with this offering. This prospectus supplement may be used only for the purpose for which it has been prepared. You may rely only on the information contained or incorporated by reference in this prospectus supplement.  Neither we nor the underwriters have authorized anyone to provide information different from the information contained in this prospectus supplement, the accompanying prospectus and any related issuer free writing prospectus and the documents incorporated by reference herein and therein.

You should not consider any information included or incorporated by reference in this prospectus supplement or the accompanying prospectus to be legal, tax or investment advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding any purchase of the notes. Neither we nor the underwriters make any representation regarding the legality of an investment in our common stock by any person under applicable investment or similar laws.
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We are not making an offer to sell our securities in any jurisdiction where the offer or sale is not permitted. This prospectus supplement does not constitute an offer or an invitation to subscribe for and purchase any of our securities, and may not be used for or in connection with an offer or solicitation by any person, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. This prospectus supplement does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits.

Unless the context otherwise requires, the terms “Company,” “we,” “us,” “our” and similar terms and “Green Brick” refer to Green Brick Partners, Inc., and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement contains “forward-looking statements” within the meaning of the securities laws. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included or incorporated by reference in this prospectus supplement, including the statements regarding our strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans, and objectives, are forward-looking statements. When used in this prospectus supplement, the words “will,” “believe,” “anticipate,” “plan,” “intend,” “estimate,” “expect,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that our plans, intentions, and expectations reflected in or suggested by the forward-looking statements we make in this prospectus supplement are reasonable, we cannot assure you that these plans, intentions, or expectations will be achieved. Forward-looking statements included or incorporated by reference in this prospectus supplement include statements concerning (1) our balance sheet strategies, operational strength and margin performance; (2) our operational goals and strategies and their anticipated benefits; (3) our expectations that we will continue to experience increases in cost and decreased availability of skilled labor as well as increases, shortages and significant extensions to our lead time for the delivery of key materials and inputs and the financial impact of such factors on our future financial and operational results; (4) expectations regarding our industry and our business; (5) our land and lot acquisition strategy and its impact on our results; (6) the sufficiency of our capital resources to support our business strategy and to service our debt; (7) the impact of new accounting standards and changes in accounting estimates; (8) expectations about the impact of backlog and cancellation rates on future financial results; (9) our future cash needs; (10) our strategy to utilize leverage to invest in our business; (11) seasonal factors and the impact of seasonality in future quarters; (12) our expectations regarding access to additional growth capital, (13) beliefs regarding the impact of legal claims and related contingencies

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from what is anticipated by our forward-looking statements. These risks include, but are not limited to: (1) continuing impacts from the COVID-19 pandemic, including significant increase in new home demand, increased demand for labor and the raw materials, products and appliances for new homes; (2) general economic conditions, seasonality, cyclicality and competition in the homebuilding industry; (3) changes in macroeconomic conditions, including interest rates and unemployment rates, that could adversely impact demand for new homes or the ability of potential buyers to qualify; (4) shortages, delays or increased costs of raw materials, and increased demand for materials, or increases in other operating costs, including costs related to labor, real estate taxes and insurance, which in each case exceed our ability to increase prices; (5) a shortage of labor; (6) an inability to acquire land in our markets at anticipated prices or difficulty in obtaining land-use entitlements; (7) our inability to successfully execute our strategies; (8) a failure to recruit, retain or develop highly skilled and competent employees; (9) government regulation risks; (10) a lack of availability or volatility of mortgage financing or a rise in interest rates; (11) severe weather events or natural disasters; (12) difficulty in obtaining sufficient capital to fund our growth; (13) our ability to meet our debt service obligations; (14) a decline in the value of our inventories and resulting write-downs of the carrying value of our real estate assets; (15) changes in accounting standards that adversely affect our reported earnings or financial condition; and (16) those risks set forth under “Risk Factors” in this prospectus supplement, in our Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q.

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SUMMARY

We are a diversified homebuilding and land development company. We acquire and develop land, provide land and construction capital to our wholly owned and controlled Team Builders (together, “builders”) and participate in the profits of our builders. Our core markets are in the high growth U.S. metropolitan areas of Dallas-Fort Worth, Texas (“DFW”) and Atlanta, Georgia, as well as the Treasure Coast, Florida area. We also own a noncontrolling interest in a builder in Colorado Springs, Colorado. We are engaged in all aspects of the homebuilding process, including land acquisition and development, entitlements, design, construction, title and mortgage services, marketing and sales and the creation of brand images at our residential neighborhoods and master planned communities.

We believe we offer higher quality homes with more distinctive designs and floor plans than those built by our competitors at comparable prices. Our communities are located in premium locations and we seek to enhance homebuyer satisfaction by utilizing high-quality materials, offering a broad range of customization options and building well-crafted homes. We seek to maximize value over the long term and operate our business to mitigate risks in the event of a downturn by controlling costs and quickly reacting to regional and local market trends.

We are a leading lot developer in our markets and believe that our strict operating discipline provides us with a competitive advantage in seeking to maximize returns while minimizing risk. As of September 30, 2021, we own or control approximately 24,354 home sites in high-growth submarkets throughout the DFW and Atlanta metropolitan areas and the Treasure Coast, Florida market. We are strategically positioned to either build new homes on our lots through our builders or to sell finished lots to third-party homebuilders. We sell finished lots to our builders or option lots from third-party developers for our builders’ homebuilding operations and provide them with construction financing and strategic planning. Our builders provide us with their local knowledge and relationships.

Recent Developments
On December 8, 2021, we entered into a rate lock in connection with our upcoming execution of a Note Purchase Agreement with several institutional investors pursuant to which we will issue $100 million aggregate principal amount of senior unsecured notes (the “ New Notes”) at a fixed rate of 3.25% per annum. The New Notes will mature in two tranches, with $30 million maturing on December 28, 2028 and $70 million maturing on December 28, 2029. Other than maturity and interest rate, the Notes will have the same terms and conditions, including security, guarantees, and financial covenants, as our other outstanding senior unsecured notes. The issuance of the New Notes is subject to execution of final documentation and certain closing conditions. We expect to use the proceeds from the issuance of the New Notes to repay borrowings under our existing revolving credit facilities, to pay fees and expenses incurred in connection with the transaction and for general corporate purposes.
On December 10, 2021, we entered into the Ninth Amendment to our unsecured revolving credit agreement. Pursuant to the Ninth Amendment, we increased the aggregate commitments thereunder from $265 million to $300 million, with all commitments extending through December 14, 2024. In addition, we increased our ability to expand the unsecured revolving credit facility from $275 million to $325 million. In addition, the Ninth Amendment made certain administrative revisions to reflect the future termination of Libor and replacement with SOFR. All other terms and conditions of the unsecured revolving credit agreement remained the same.
On December 13, 2021, we transferred the listing of our common stock from Nasdaq to the New York Stock Exchange. Our common stock continues to trade under the symbol “GRBK”.

Executive Offices
Our principal executive offices are located at 2805 Dallas Parkway, Suite 400, Plano, TX 75093. Our telephone number is (469) 573-6755. Our website address is www.greenbrickpartners.com. Except for any documents that are incorporated by reference into this prospectus supplement that may be accessed from our website, the information available on or through our website is not part of this prospectus supplement. Green Brick Partners, Inc. was incorporated under the laws of the State of Delaware on April 11, 2006.

THE OFFERING

Issuer	Green Brick Partners, Inc.
Securities offered	2,000,000 depositary shares, each representing a 1/1000th fractional interest in a share of Series A Preferred Stock, plus up to 300,000 additional depositary shares if the underwriters exercise their option to purchase additional depositary shares. Each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of the Series A Preferred Stock represented by such depositary share, to all the rights and preferences of the Series A Preferred Stock represented thereby (including dividend, voting, redemption, conversion and liquidation rights).
We reserve the right to issue additional shares of Series A Preferred Stock or depositary shares representing shares of the Series A Preferred Stock either through public or private sales at any time and from time to time, without notice to or consent of holders of the Series A Preferred Stock or the depositary shares. Any additional shares of Series A Preferred Stock would form a single series together with all previously issued shares of Series A Preferred Stock. In the event we issue additional shares of Series A Preferred Stock, we will cause a corresponding number of additional depositary shares to be issued. Any additional depositary shares representing shares of the Series A Preferred Stock would be deemed to form a single series with the depositary shares offered by this prospectus supplement.

Ranking	The Series A Preferred Stock represented by the depositary shares will rank, as to dividend rights and rights upon liquidation, dissolution or winding up:

(1)	senior to all classes or series of our common stock and to each other class or series of capital stock issued by us, other than any class or series of capital stock issued with terms specifically providing that such class or series of capital stock of the company ranks senior to or on a parity with the Series A Preferred Stock with respect to the declaration and payment of dividends and the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up;
(2)	on a parity with each class or series of capital stock issued by us with terms specifically providing that such class or series of capital stock of the company ranks on a parity with the Series A Preferred Stock with respect to the declaration and payment of dividends and the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up;
(3)	junior to each class or series of capital stock issued by us with terms specifically providing that such class or series of capital stock of the company ranks senior to the Series A Preferred Stock with respect to the declaration and payment of dividends and the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up, none of which exists on the date of this prospectus supplement; and
(4)
effectively junior to all our existing and future indebtedness (including indebtedness convertible into our common stock or preferred stock) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing or future subsidiaries.

As of September 30, 2021, there is no capital stock of our company outstanding other than our common stock, and we had approximately $361.5 million of indebtedness outstanding, including $124 million outstanding under our revolving credit facilities. As of the date of this prospectus, we have total commitments under our revolving credit facilities of $335 million.

Dividends
We will pay cumulative cash dividends on the Series A Preferred Stock, when and as declared by the board of directors, at the rate of 5.75% of the $25,000.00 liquidation preference per share (equivalent to $25.00 per depositary share) per year (equivalent to $1,437.50 per share per year or $1.4375 per depositary share per year).

Dividends will be payable quarterly in arrears, on or about the 15th day of March, June, September, and December of each year, beginning on or about March 15, 2022; provided that if any dividend payment date is not a business day, then the dividend that would otherwise have been payable on that dividend payment date may be paid on the immediately preceding or next succeeding business day; provided further that if such business day is in the next succeeding year, such payment shall be made on the immediately preceding business day; provided further that if paid on the next succeeding business day, no interest, additional dividends or other sums will accumulate on the amounts so payable for the period from and after that dividend payment date to the next succeeding business day. Dividends will accumulate and be cumulative from, and including, the date of original issuance, which is expected to be December 23, 2021. The first dividend, which is scheduled to be paid on or about March 15, 2022 in the amount of $327.43 per share of Series A Preferred Stock (equivalent to $0.3274 per depositary share), will be for less than a full quarter and will cover the period from, and including, the date we issue and sell the depositary shares through, but not including March 15, 2022. Dividends on the Series A Preferred Stock underlying the depositary shares will continue to accumulate whether or not (i) the terms and provisions of any of our agreements relating to our indebtedness prohibit the authorization, payment or setting aside for payment of the dividends, (ii) we have earnings, (iii) we have funds legally available to pay the dividends, or (iii) our Board of Directors authorizes the dividends.

Liquidation Preference	The liquidation preference of each share of Series A Preferred Stock is $25,000.00 per share (equivalent to $25.00 per depositary share). Upon liquidation, the holders of the Series A Preferred Stock will be entitled to receive the liquidation preference with respect to their shares of Series A Preferred Stock plus an amount equal to accrued but unpaid dividends with respect to such shares.

Optional Redemption
We may not redeem the Series A Preferred Stock represented by the depositary shares prior to December 23, 2026, which is the fifth anniversary of the date of issuance of the Series A Preferred Stock, except as described below under “Special Optional Redemption.” At any time on or after December 23, 2026, we may, at our option, redeem the Series A Preferred Stock, in whole or from time to time in part, by paying $25,000.00 per share (equivalent to $25.00 per depositary share), plus any accrued and unpaid dividends to, but not including, the date of redemption. This feature is referred to as an “optional redemption.”

On or after the date fixed for redemption of shares of Series A Preferred Stock, each holder of depositary shares representing interests in the Series A Preferred Stock to be redeemed must present and surrender the depositary receipts evidencing the depositary shares to the depositary at the place designated in the notice of redemption. The redemption price payable to such holder of depositary shares will then be paid to or on the order of the person whose name appears on such depositary receipts as the owner thereof.

Special Optional Redemption
Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series A Preferred Stock represented by the depositary shares, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash, at a redemption price of $25,000.00 per share (equivalent to $25.00 per depositary share), plus any accrued and unpaid dividends to, but not including, the date of redemption, and the depositary will redeem a proportional number of depositary shares representing the shares redeemed.

A “Change of Control” occurs when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

	●	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions, of shares of our company entitling that person to exercise more than 50% of the total voting power of all shares of any class or series of capital stock of our company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

●	following the closing of any transaction referred to in the bullet point above, neither we nor any acquiring or surviving entity (or if, in connection with such transaction shares of our common stock are converted into or exchanged for (in whole or in part) common equity securities of another entity, such other entity), has a class of common securities (or depositary receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE American LLC (“NYSE AMER”) or the Nasdaq Stock Market LLC (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE AMER or NASDAQ.

We refer to a redemption following a Change of Control as a “special optional redemption.” If, prior to the Change of Control Conversion Date, we have provided or provide notice of exercise of any of our redemption rights relating to the Series A Preferred Stock (whether our optional redemption right or our special optional redemption right), the holders of depositary shares representing interests in the Series A Preferred Stock will not have the conversion right described below.

Conversion Rights

Upon the occurrence of a Change of Control, each holder of depositary shares representing interests in the Series A Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the Series A Preferred Stock) to convert some or all of the Series A Preferred Stock represented by the depositary shares held by such holder on the Change of Control Conversion Date into a number of shares of our common stock (or equivalent value of alternative consideration) per depositary share equal to the lesser of:

	●	the quotient obtained by dividing (1) the sum of the $25.00 per depositary share liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accrued and then remaining unpaid dividend will be included in this sum) by (2) the Common Stock Price (as defined herein); and

	●	1.7059 (i.e., the Share Cap), subject to certain adjustments;

and subject, in each case, to certain conditions and to provisions for the receipt of alternative consideration.

If, prior to the Change of Control Conversion Date, we have provided or provide a redemption notice, whether pursuant to our special optional redemption right or our optional redemption right, holders of depositary shares representing interests in the Series A Preferred Stock will not have any right to convert the underlying Series A Preferred Stock, and any Series A Preferred Stock subsequently selected for redemption that has been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

Except as provided above in connection with a Change of Control, neither the shares of the Series A Preferred Stock nor the depositary shares are convertible into or exchangeable for any other securities or property. Because each depositary share represents a 1/1000th interest in a share of the Series A Preferred Stock, the number of shares of common stock ultimately received for each depositary share will be equal to the number of shares of common stock received upon conversion of each share of Series A Preferred Stock divided by 1,000. In the event that the conversion would result in the issuance of fractional shares of common stock, we will pay the holder of depositary shares cash in lieu of such fractional shares.

No maturity, sinking fund or mandatory redemption	The Series A Preferred Stock has no maturity date and we are not required to redeem the Series A Preferred Stock at any time. Accordingly, the Series A Preferred Stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our redemption right or, under circumstances where the holders of the depositary shares representing interests in the Series A Preferred Stock have a conversion right, such holders convert the Series A Preferred Stock into our common stock. The Series A Preferred Stock is not subject to any sinking fund and we are not required to set aside funds to redeem the Series A Preferred Stock.

Limited voting rights	Holders of depositary shares representing interests in the Series A Preferred Stock generally will have no voting rights. However, if we do not pay dividends on any outstanding shares of Series A Preferred Stock for six or more quarterly dividend periods (whether or not declared or consecutive), holders of the Series A Preferred Stock (voting separately as a class together with the holders of all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote, at a special meeting called by the holders of record of at least 10% of any series of preferred stock as to which dividends are so in arrears or at the next annual meeting of shareholders, for the election of two additional directors to serve on our Board of Directors until all dividend arrearages have been paid. In such a case, the number of directors serving on our Board of Directors will be increased by two. In addition, certain material and adverse changes to the terms of the Series A Preferred Stock cannot be made without the affirmative vote of holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class. See “Description of Series A Preferred Stock and Depositary Shares – Limited Voting Rights” beginning on page S-22 of this prospectus supplement.

Use of proceeds
We currently intend to use the net proceeds from this offering for general corporate and working capital purposes, which may include expansion of the business, repayment of debt, and repurchases of our common stock under our currently authorized plan.

Risk factors	An investment in the depositary shares underlying our shares of Series A Preferred Stock involves risks. You should carefully consider the discussion of risks in “Risk Factors” beginning on page S-7 of this prospectus supplement and the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision.

Material federal income tax considerations	Material federal income tax considerations of purchasing, owning and disposing of the depositary shares representing interests in the Series A Preferred Stock are summarized in “Material U.S. Federal Income Tax Considerations” beginning on page S-26 of this prospectus supplement.

Listing	No current market exists for the depositary shares. We intend to apply to list the depositary shares on the NYSE under the symbol “GRBK PRA.” If the application is approved, we expect trading on the NYSE will commence within 30 days after the initial delivery of the depositary shares to the underwriters. We cannot assure you that our listing application will be approved within 30 days or at all.

Form	The depositary shares will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company, except under limited circumstances.

Depositary	Continental Stock Transfer & Trust Company

RISK FACTORS

 An investment in our common stock involves a number of risks. You should consider the specific risks described below and in our 2020 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as well as the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, before making an investment decision. See “Where You Can Find More Information.” Based on the information currently known to us, we believe that the information incorporated by reference in this prospectus supplement and the accompanying prospectus identifies the most significant risk factors affecting us. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. The risks and uncertainties are not limited to those set forth in the risk factors described in these documents. Additional risks and uncertainties not presently known to us or that we currently believe to be less significant than the risk factors incorporated by reference herein may also adversely affect our business. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

Risks Relating to Ownership of the Depositary Shares

There is no established market for the depositary shares and the market value of the depositary shares could be substantially affected by various factors.

The depositary shares are a new issue of securities with no established trading market. We intend to apply to list the depositary shares on the NYSE. Our listing application may not be approved by the NYSE. Further, even if approved for listing by the NYSE, an active trading market on the NYSE for the depositary shares may not develop or last, in which case the trading price of the depositary shares could be adversely affected. If an active trading market does develop on NYSE, the depositary shares may trade at prices that are higher or lower than their initial offering price.

The trading price of the depositary shares would also depend on many factors, including:

●	prevailing interest rates;

●	the market for similar securities;

●	general economic and financial market conditions;

●	our financial condition, results of operations and prospects; and

●	the matters discussed in this prospectus supplement under the captions “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and in our Annual Report on Form 10-K, or any updates to those matters in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

We have been advised by some of the underwriters that they intend to make a market in the depositary shares, but they are not obligated to do so and may discontinue market-making at any time without notice.

We may not have sufficient cash from our operations to enable us to pay dividends on our Series A Preferred Stock following the payment of expenses.

Although dividends on the Series A Preferred Stock will be cumulative, our board of directors must approve the actual payment of the dividends. We will pay quarterly dividends on our Series A Preferred Stock from funds legally available for such purpose when, as and if declared by our board of directors or any authorized committee thereof. Our board of directors can elect at any time or from time to time, and for an indefinite duration, not to pay any or all accrued dividends. Our board of directors could do so for any reason. We may not have sufficient cash available each quarter to pay dividends. The amount of dividends we can pay depends upon the amount of cash we generate from, and use in, our operations, which may fluctuate significantly based on, among other things:

●	the level of our revenues and our results of operations;

●	prevailing economic and political conditions;
●	the effect of governmental regulations on the conduct of our business;
●	our ability to service and refinance our current and future indebtedness;
●	our ability to raise additional funds through future offerings of securities to satisfy our capital needs; and
●	our ability to draw on our revolving credit facilities and the ability of our lenders to perform their obligations under their agreements with us.

In addition, if payment of dividends on the Series A Preferred Stock for any dividend period would cause us to fail to comply with any applicable law, including the requirement under the Delaware General Corporation Law that dividends be paid out of surplus or net profits, we will not declare or pay a dividend for such dividend period. Our ability to pay dividends on the Series A Preferred Stock may also be restricted or prohibited by the terms of any senior equity securities or indebtedness. The instruments governing the terms of future financings or refinancing of any borrowings may contain covenants that restrict our ability to pay dividends on the Series A Preferred Stock. In the event that the payment of a dividend on the Series A Preferred Stock would cause us to fail to comply with any applicable law or would be restricted or prohibited by the terms of any senior equity securities or indebtedness, holders of the Series A Preferred Stock will not be entitled to receive any dividend for that dividend period, and the unpaid dividend will cease to accrue or be payable.

The shares of Series A Preferred Stock represented by the depositary shares rank junior to all of our indebtedness and other liabilities and are effectively junior to all indebtedness and other liabilities of our subsidiaries.

In the event of a bankruptcy, liquidation, dissolution or winding-up of our affairs, our assets will be available to pay obligations on the Series A Preferred Stock only after all of our indebtedness and other liabilities have been paid. The rights of holders of the Series A Preferred Stock to participate in the distribution of our assets will rank junior to the prior claims of our current and future creditors, including the lenders under our revolving credit facilities and our senior unsecured notes, and any future series or class of preferred stock we may issue that ranks senior to the Series A Preferred Stock. In addition, the Series A Preferred Stock effectively ranks junior to all existing and future indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing subsidiaries and any future subsidiaries. Our existing subsidiaries are and any future subsidiaries would be separate legal entities and have no legal obligation to pay any amounts to us in respect of dividends due on the Series A Preferred Stock. If we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets to pay amounts due on any or all of the Series A Preferred Stock then outstanding. We and our subsidiaries have incurred and may in the future incur substantial amounts of debt and other obligations that will rank senior to the Series A Preferred Stock. We may incur additional indebtedness and become more highly leveraged in the future, which could harm our financial position and potentially limit our cash available to pay dividends. As a result, we may not have sufficient funds remaining to satisfy our dividend obligations relating to our Series A Preferred Stock if we incur additional indebtedness.

Future offerings of debt or senior equity securities may adversely affect the market price of the depositary shares. If we decide to issue debt or senior equity securities in the future, it is possible that these securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges that are more favorable than those of the Series A Preferred Stock and may result in dilution to holders of the depositary shares. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus holders of the depositary shares will bear the risk of our future offerings reducing the market price of the depositary shares and diluting the value of their holdings in us.

We may issue additional shares of the Series A Preferred Stock and additional series of preferred stock that rank on a parity with the Series A Preferred Stock as to dividend rights, rights upon liquidation or voting rights and additional depositary shares.

We are permitted to issue additional shares of Series A Preferred Stock and additional series of preferred stock that would rank on a parity with the Series A Preferred Stock as to dividend payments and rights upon our liquidation, dissolution or winding up of our affairs pursuant to our certificate of incorporation and the certificate of designation for the Series A Preferred Stock without any vote of the holders of the Series A Preferred Stock. In the event we issue additional shares of Series A Preferred Stock, we will cause a corresponding number of additional depositary shares to be issued. Our certificate of incorporation authorizes us to issue up to 5,000,000 shares of preferred stock in one or more series on terms determined by our board of directors. Prior to this offering, we had no outstanding shares of preferred stock. However, the use of depositary shares enables us to issue significant amounts of depositary shares representing interests in our preferred stock, notwithstanding the number of shares of preferred stock authorized by our certificate of incorporation. The issuance of additional shares of Series A Preferred Stock, additional series of parity preferred stock and additional depositary shares could have the effect of reducing the amounts available to the holders of depositary shares representing interests in the Series A Preferred Stock issued in this offering upon our liquidation or dissolution or the winding up of our affairs. It also may reduce dividend payments on the Series A Preferred Stock represented by the depositary shares issued in this offering if we do not have sufficient funds to pay dividends on all Series A Preferred Stock outstanding and other classes of stock with equal priority with respect to dividends.

In addition, although holders of the depositary shares representing interests in the Series A Preferred Stock are entitled to limited voting rights as described in “Description of Series A Preferred Stock and the Depositary Shares—Voting Rights,” with respect to such matters, the holders of the depositary shares will vote separately as a class along with all other outstanding series of our preferred stock that we may issue upon which like voting rights have been conferred and are exercisable. As a result, the voting rights of holders of the depositary shares may be significantly diluted, and the holders of such other series of preferred stock that we may issue may be able to control or significantly influence the outcome of any such vote.

Future issuances and sales of parity preferred stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for the depositary shares and our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us. Such issuances may also reduce or eliminate our ability to pay dividends on our Series A Preferred Stock or common stock.

The shares of Series A Preferred Stock represented by the depositary shares are subject to our rights of redemption.

On and after December 23, 2026, which is the fifth anniversary of the date of issuance of the Series A Preferred Stock, the shares of Series A Preferred Stock will be redeemable at our option, in whole or in part, at a redemption price equal to $25,000.00 per share ($25.00 per depositary share), plus any accrued and unpaid dividends. If the Series A Preferred Stock is redeemed, the corresponding redemption of the depositary shares would be a taxable event to you. In addition, you might not be able to reinvest the money you receive upon redemption of the depositary shares in a similar security.

Investors should not expect us to redeem the Series A Preferred Stock on the date it first becomes redeemable or on any particular date after it becomes redeemable.

The Series A Preferred Stock is a perpetual equity security. This means that the Series A Preferred Stock has no maturity or mandatory redemption date and is not redeemable at the option of investors. Any decision we may make at any time to propose a redemption of the Series A Preferred Stock will depend, among other things, upon our evaluation of the overall level and quality of our capital, our liquidity, our risk exposures, our earnings and growth strategy, as well as general market conditions at such time. Accordingly, investors should not expect us to redeem the Series A Preferred Stock on the date it first becomes redeemable or on any particular date thereafter.

As a holder of depositary shares representing interests in the Series A Preferred Stock, you will have extremely limited voting rights.

Your voting rights as a holder of depositary shares will be limited. Our common stock is the only class of our securities that carries full voting rights. Voting rights for holders of depositary shares will exist primarily with respect to the ability to elect (together with the holders of additional series of preferred stock we may issue in the future and upon which similar voting rights have been or are in the future conferred and are exercisable) two additional directors to our board of directors in the event that six quarterly dividends (whether or not declared or consecutive) payable on the Series A Preferred Stock are in arrears, and with respect to voting on amendments to our certificate of incorporation or certificate of designation for the Series A Preferred Stock (in some cases voting together with the holders of other outstanding series of our preferred stock as a single class) that materially and adversely affect the rights of the holders of depositary shares representing interests in the Series A Preferred Stock (and other series of preferred stock, as applicable) or create additional classes or series of our stock that would rank senior to the Series A Preferred Stock, provided that in any event adequate provision of funds sufficient for redemption has not been made. Other than the limited circumstances described in this prospectus supplement, holders of depositary shares will not have any voting rights. See “Description of Series A Preferred Stock and the Depositary Shares—Limited Voting Rights.”

Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency.

Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. Further, a rating is not a recommendation to purchase, sell or hold any particular security, including the Series A Preferred Stock. In addition, ratings do not reflect market prices or suitability of a security for a particular investor and any rating of the Series A Preferred Stock may not reflect all risks related to our company and our business, or the structure or market value of the Series A Preferred Stock.

In the event of a Change of Control, the conversion feature may not adequately compensate you, and the conversion and redemption features of the Series A Preferred Stock represented by the depositary shares may make it more difficult for a party to take over our company and may discourage a party from taking over our company.

 Upon the occurrence of a Change of Control, holders of the depositary shares representing interests in the Series A Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the Series A Preferred Stock) to direct the depositary to convert some or all of the Series A Preferred Stock represented by their depositary shares into our common stock (or equivalent value of alternative consideration), and under these circumstances we will also have a special optional redemption right to redeem the Series A Preferred Stock. See “Description of Series A Preferred Stock and the Depositary Shares—Conversion Rights” and “—Special Optional Redemption.” Upon such a conversion, the holders will be limited to a maximum number of shares of our common stock equal to the Share Cap (as defined herein) multiplied by the number of depositary shares converted. If the Common Stock Price (as defined herein) is less than $14.655 (which is approximately 50% of the closing sale price per share of our common stock on December 16, 2021), subject to adjustment, the holders will receive a maximum of 1.7059 shares of our common stock per depositary share, which may result in a holder receiving value that is less than the liquidation preference of the depositary shares. In addition, those features under the terms of the Series A Preferred Stock may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a change of control of our company under circumstances that otherwise could provide the holders of our common stock and depositary shares representing interests in the Series A Preferred Stock with the opportunity to realize a premium over the then-current market price or that stockholders may otherwise believe is in their best interests.

The market price of the depositary shares could be substantially affected by various factors.

The market price of the depositary shares will depend on many factors, which may change from time to time, including, without limitation:

●	prevailing interest rates, increases in which may have an adverse effect on the market price of the depositary shares;

●	the annual yield from distributions on the depositary shares as compared to yields on other financial instruments;

●	actual or anticipated variations in our operating results from quarter to quarter;

●	actual or anticipated variations in our operating results from the expectations of securities analysts and investors;

●	actual or anticipated variations in our operating results from those of our competitors;

●	sales of equity or other securities by us or our stockholders in the future;

●	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

●	departures of key executives or directors;

●	resignation of our auditors;

●	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, financing efforts or capital commitments;

●	involvement in litigation or governmental investigations or enforcement activity;

●	stock price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

●	general economic and stock market conditions;

●	regulatory or political developments;

●	global pandemics, including the COVID-19 pandemic; and

●	terrorist attacks or natural disasters.

As a result of these and other factors, investors who purchase the depositary shares in this offering may experience a decrease, which could be substantial and rapid, in the market price of the depositary shares, including decreases unrelated to our operating performance or prospects.

Furthermore, the capital markets have in the past experienced and may experience in the future extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions such as recessions, interest rate changes, or international currency fluctuations may negatively impact the market price of the depositary shares. If the market price of the depositary shares does not exceed the price at which the holders acquired their shares, such holders may not realize a full return on their investment. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class-action litigation. We may in the future be the target of this type of litigation.

We have broad discretion in the use of the net proceeds of this offering and may not use them effectively.

We currently intend to use the net proceeds from this offering for general corporate and working capital purposes, which may include repurchases of our common stock and repayment of debt, including amounts outstanding under our revolving credit facilities and/or other indebtedness. Our management will have discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock or the depositary shares. The failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common stock and the depositary shares to decline.

You may be subject to tax if we make or fail to make certain adjustments to the Conversion Rate of the Series A Preferred Stock (and depositary shares) even though you do not receive a corresponding cash dividend on the depositary shares.

The Conversion Rate (as defined in “Description of Series A Preferred Stock and Depositary Shares—Conversion Rights”) for the Series A Preferred Stock (and depositary shares) is subject to adjustment in certain circumstances. A failure to adjust (or to adjust adequately) the Conversion Rate after an event that increases your proportionate interest in our assets could be treated as a deemed taxable dividend to you. If you are a Non-U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations”), any deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments on the depositary shares. See “Material U.S. Federal Income Tax Considerations.”

USE OF PROCEEDS

  We expect that the net proceeds from the sale of the depositary shares in this offering, after deducting the underwriting discount and estimated expenses of this offering payable by us, to be approximately $48 million (approximately $55 million if the underwriters’ option to purchase up to 300,000 additional shares of depositary shares is exercised in full). We currently intend to use the net proceeds from this offering for general corporate and working capital purposes, which may include expansion of the business, repayment of debt, and repurchases of our common stock under our currently authorized plan.

As of September 30, 2021, we had $105 million outstanding under our unsecured revolving credit facility and the interest rates on outstanding borrowings ranged from 2.58% to 2.59% per annum. The termination date with respect to commitments under the unsecured revolving credit facility is December 14, 2024 for $300.0 million.
As of September 30, 2021, we had $19.0 million outstanding under our secured revolving credit facility. Borrowings on the secured revolving credit facility have a maturity date of May 1, 2022 and as of September 30, 2021, the interest rate on outstanding borrowings was 4.00% per annum.

    The amounts and timing of our actual expenditures will depend on numerous factors, including the factors described under “Risk Factors” in this prospectus supplement and in the documents incorporated by reference herein, as well as the amount of cash used in our operations. We may find it necessary or advisable to use the net proceeds for other purposes, and our management will have significant flexibility in applying the net proceeds of this offering.

DESCRIPTION OF SERIES A PREFERRED STOCK AND THE DEPOSITARY SHARES

The following is a summary of the material terms and provisions of the Series A Preferred Stock and the depositary shares representing interests in the Series A Preferred Stock. The statements below describing our Series A Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our certificate of incorporation, including the certificate of designation that sets forth the terms of the Series A Preferred Stock, and our bylaws, each of which is available from us as described in the “Where You Can Find More Information” section of this prospectus supplement and is incorporated by reference in this prospectus supplement. See also “Depositary Shares” in the accompanying prospectus. This description of the particular terms of the Series A Preferred Stock and the depositary shares representing interests in the Series A Preferred Stock supplements the description of the general terms and provisions of our preferred stock set forth in the accompanying prospectus under “Description of Capital Stock—Blank Check Preferred Stock” and under “Depositary Shares.” For a description of the common stock into which the Series A Preferred Stock is convertible, see “Description of Capital Stock—Common Stock” in the accompanying prospectus.

General

Our authorized capital stock currently consists of 100 million shares of common stock, par value $0.01 per share, and 5 million shares of preferred stock, par value $0.01 per share.

Shares of preferred stock and related depositary shares may be offered and sold from time to time, in one or more series, as authorized by our board of directors. Our board of directors is authorized to set for each series of preferred stock and related depositary shares the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption. The Series A Preferred Stock is being issued pursuant to the certificate of designation that sets forth the terms of a series of preferred stock consisting of up to 50,000 shares, designated 5.75% Series A Cumulative Perpetual Preferred Stock.

The registrar, transfer agent and dividends disbursing agent for the Series A Preferred Stock is Continental Stock Transfer & Trust Company.

Each depositary share sold in this offering represents a 1/1000th fractional interest in a share of Series A Preferred Stock. The Series A Preferred Stock represented by the depositary shares will be deposited with Continental Stock Transfer & Trust Company, as depositary, under a deposit agreement among us, the depositary and the holders from time to time of the depositary receipts issued by the depositary under the deposit agreement. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Subject to the terms of the deposit agreement, each record holder of depositary receipts evidencing depositary shares will be entitled, proportionately, to all the rights and preferences of, and subject to all of the limitations of, the interest in the Series A Preferred Stock underlying the depositary shares (including dividend, voting, redemption, conversion and liquidation rights and preferences). The shares of the Series A Preferred Stock represented by the depositary shares will be deposited under a deposit agreement between us and Continental Stock Transfer & Trust Company as depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares. See “Depositary Shares” in the accompanying prospectus.

Ranking

The Series A Preferred Stock represented by the depositary shares will, as to dividend rights and rights upon our liquidation, dissolution or winding-up, rank:

(1)
senior to all classes or series of our common stock and to each other class or series of capital stock issued by us, other than any class or series of capital stock issued with terms specifically providing that such class or series of capital stock of the company ranks senior to or on a parity with the Series A Preferred Stock with respect to the declaration and payment of dividends and the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up;

(2)
on a parity with each class or series of capital stock issued by us with terms specifically providing that such class or series of capital stock of the company ranks on a parity with the Series A Preferred Stock with respect to the declaration and payment of dividends and the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up;

(3)
junior to each class or series of capital stock issued by us with terms specifically providing that such class or series of capital stock of the company ranks senior to the Series A Preferred Stock with respect to the declaration and payment of dividends and the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up, none of which exists on the date of this prospectus supplement; and

(4)
effectively junior to all our existing and future indebtedness (including indebtedness convertible into our common stock or preferred stock) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing or future subsidiaries.

As of September 30, 2021, there is no capital stock of our company outstanding other than our common stock, and we had approximately $361.5 million of indebtedness outstanding, including $124 million outstanding under our revolving credit facilities. As of the date of this prospectus, we have total commitments under our revolving credit facilities of $335 million.

Dividends

Subject to the preferential rights, if any, of the holders of any class or series of capital stock then outstanding and ranking, with respect to the designation and payment of dividends, senior to the Series A Preferred Stock, the holders of depositary shares representing interests in the Series A Preferred Stock will be entitled to receive, when and as declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 5.75% of the $25,000.00 liquidation preference per share of the Series A Preferred Stock (equivalent to a $25.00 liquidation preference per depositary share) per year, i.e., $1,437.50 per year per share of the Series A Preferred Stock (equivalent to $1.4375 per year per depositary share).

Dividends on the Series A Preferred Stock will accumulate and be cumulative from, and including, the date of original issue by us of the Series A Preferred Stock. Dividends will be payable quarterly in arrears, on or about the 15th day of March, June, September, and December of each year, beginning on or about March 15, 2022; provided that if any dividend payment date is not a business day, as defined in the certificate of designation for the Series A Preferred Stock, then the dividend that would otherwise have been payable on that dividend payment date may be paid on the immediately preceding or next succeeding business day; provided further that if such business day is in the next succeeding year, such payment shall be made on the immediately preceding business day; provided further that if paid on the next succeeding business day, no interest, additional dividends or other sums will accumulate on the amounts so payable for the period from and after that dividend payment date to the next succeeding business day. Whenever we pay dividends on the Series A Preferred Stock held by the depositary, the depositary will pay dividends on the same date on the depositary shares. We refer to each such date as a Dividend Payment Date. The first dividend on the Series A Preferred Stock is scheduled to be paid on or about March 15, 2022, which will be for less than a full quarter and will cover the period from the first date we issue and sell depositary shares through, but not including March 15, 2022.

Any dividend, including any dividend payable on the Series A Preferred Stock for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are payable to holders of record of depositary shares as they appear in the depositary’s records at the close of business on the applicable record date, which will be the date that our board of directors designates for the payment of a dividend that is not more than 30 nor less than 10 days prior to the Dividend Payment Date, which we refer to as a Dividend Payment Record Date.

Our board of directors will not authorize, pay or set aside for payment by us any dividend on the Series A Preferred Stock at any time that:

●	the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibit such authorization, payment or setting aside for payment;

●
the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, provide that such authorization, payment or setting aside for payment thereof would constitute a breach of, or a default under, such agreement; or

●	the law restricts or prohibits the authorization or payment.

Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accumulate whether or not:

●	the terms and provisions of any of our agreements relating to our indebtedness prohibit such authorization, declaration or payment or setting aside for payment;

●	we have earnings;

●	there are funds legally available for the payment or setting aside for payment of the dividends; and

●	the dividends are authorized.

No interest, or sums in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears, and holders of the Series A Preferred Stock will not be entitled to any dividends in excess of the full cumulative dividends described above. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to those shares.

We will not pay or declare and set aside for payment any dividends or declare or make any distribution of cash or other property on common stock or other stock that ranks junior to or on parity with the Series A Preferred Stock with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up or redeem or otherwise acquire common stock or other stock that ranks junior to or on parity with the Series A Preferred Stock with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up (except (i) paying dividends on any shares of any class or series of capital stock issued by us in shares of our common stock or in shares of any other class or series of capital stock issued by us ranking junior to the Series A Preferred Stock as to payment of dividends and the distribution of assets upon our voluntary or involuntary liquidation, dissolution and winding up, (ii) converting or exchanging any shares of any class or series of capital stock issued by us for common stock or other capital stock ranking junior to the Series A Preferred Stock with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up, or (iii) purchasing or acquiring shares of Series A preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock (collectively, the “Exceptions”)), unless we also have either paid or declared and set aside for payment full cumulative dividends on the Series A Preferred Stock for all past dividend periods.

Notwithstanding the foregoing, if we do not either pay or declare and set aside for payment full cumulative dividends on the Series A Preferred Stock and all stock that ranks on parity with the Series A Preferred Stock with respect to the declaration and payment of dividends, the amount that we have declared will be allocated pro rata to the holders of Series A Preferred Stock and to each equally ranked class or series of stock, with respect to the declaration and payment of dividends, so that the amount declared for each share of Series A Preferred Stock and for each share of each equally ranked class or series of stock is proportionate to the accrued and unpaid dividends on those shares. Any dividend payment made on the Series A Preferred Stock will first be credited against the earliest accrued and unpaid dividend.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of shares of Series A Preferred Stock are entitled to be paid out of our assets legally available for distribution to our shareholders a liquidation preference of $25,000.00 per share of Series A Preferred Stock (equivalent to $25.00 per depositary share), plus an amount per such share equal to any accrued and unpaid dividends on such share up to, but excluding, the date of payment, without interest (whether or not declared), before any distribution or payment may be made to holders of shares of our common stock or any other class or series of our capital stock ranking, as to liquidation rights, junior to the Series A Preferred Stock.

If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of each other class or series of capital stock ranking, as to liquidation rights, on a parity with the Series A Preferred Stock, then the holders of the Series A Preferred Stock and each such other class or series of capital stock ranking, as to liquidation rights, on a parity with the Series A Preferred Stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of Series A Preferred Stock will be entitled to written notice of any liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock and the depositary shares representing interests in the Series A Preferred Stock will have no right or claim to any of our remaining assets.

Our consolidation, merger or conversion with or into any other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all our property and assets (which shall not, in fact, result in our voluntary or involuntary liquidation, dissolution or winding up and the distribution of our assets to stockholders), shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Company.

Optional Redemption

The Series A Preferred Stock is not redeemable prior to December 23, 2026, except under the circumstances described below. On and after December 23, 2026, which is the fifth anniversary of the date of issuance of the Series A Preferred Stock, the shares of Series A Preferred Stock will be redeemable at our option, in whole or in part, at a redemption price equal to $25,000.00 per share of Series A Preferred Stock (equivalent to $25.00 per depositary share), plus an amount per such share equal to any accrued and unpaid dividends on such share up to, but excluding, the date fixed for redemption, without interest.

If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be determined pro rata or by lot.

We shall give the depositary not less than 30 nor more than 60 days prior written notice of redemption of the deposited Series A Preferred Stock. A similar notice of redemption will be delivered by the depositary not less than 30 nor more than 60 days prior to the date fixed for redemption to each holder of record of depositary shares that is to be redeemed. The notice will notify the holder of the election to redeem the shares and will state at least the following:

●	the date fixed for redemption thereof, which we refer to as the Redemption Date;

●	the redemption price;

●	the number of shares of Series A Preferred Stock (and the corresponding number of depositary shares) to be redeemed (and, if fewer than all the shares are to be redeemed, the number of shares to be redeemed from such holder);

●	the place(s) where the depositary receipts evidencing the depositary shares are to be surrendered for payment; and

●	that dividends on the depositary shares will cease to accumulate on the Redemption Date.

On or after the Redemption Date, each holder of depositary shares to be redeemed must present and surrender the depositary receipts evidencing the depositary shares to the depositary at the place designated in the notice of redemption. The redemption price of the depositary shares will then be paid to or on the order of the person whose name appears on such depositary receipts as the owner thereof. Each surrendered depositary receipt will be canceled. In the event that fewer than all the depositary receipts are to be redeemed, a new depositary receipt will be issued representing the unredeemed depositary shares.

From and after the Redemption Date (unless we default in payment of the redemption price):

●	all dividends on the Series A Preferred Stock represented by the depositary shares designated for redemption in the notice will cease to accumulate;

●	all rights of the holders of the depositary shares, except the right to receive the redemption price thereof (including all accrued and unpaid dividends up to (and including) the date prior to the Redemption Date), will cease and terminate;

●	the depositary shares will not thereafter be transferred (except with our consent) on the depositary’s books; and

●	the depositary shares will not be deemed to be outstanding for any purpose whatsoever.

Subject to the Exceptions, unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set aside for payment for all past dividend periods, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and we shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchanging it for our capital stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition by us of shares of Series A Preferred Stock or any other class or series of capital stock issued by us ranking, as to payment of dividends or the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up, on parity with or junior to the Series A Preferred Stock pursuant to our certificate of incorporation, or the purchase or acquisition of the Series A Preferred Stock (or the related depositary shares) pursuant to a purchase or exchange offer made on the same or economically equivalent terms to holders of all outstanding shares of the Series A Preferred Stock (or the related depositary shares).
So long as all cumulative dividends on the Series A Preferred Stock and any class or series of capital stock ranking, with respect to the declaration and payment of dividends, on parity with the Series A Preferred Stock, for all past dividend periods shall have been or contemporaneously are (A) declared and paid, or (B) declared and a sum sufficient for the payment thereof is set aside for payment, nothing in the certificate of designation shall prevent or restrict our ability to purchase, from time to time, either at a public or a private sale, all or any portion of the shares of Series A Preferred Stock (or depositary receipts) or common stock at such price or prices as we may determine, subject to the provisions of applicable law, including the purchase of shares of Series A Preferred Stock (or depositary receipts) or common stock in open-market transactions duly authorized by our board of directors. Regardless of whether all cumulative dividends (A) are declared and paid, or (B) declared and a sum sufficient for the payment thereof is set aside for payment on the Series A Preferred Stock and any class or series of capital stock ranking, with respect to the declaration and payment of dividends, on parity with or junior to the Series A Preferred Stock, for all past dividend periods, we may purchase or acquire shares of Series A Preferred Stock (or depositary receipts) pursuant to a purchase or exchange offer made on the same or economically equivalent terms to holders of all outstanding shares of Series A Preferred Stock (or depositary receipts).

Special Optional Redemption

Upon the occurrence of a Change of Control (defined below), we may, at our option, redeem the Series A Preferred Stock, in whole or in part and within 120 days after the first date on which such Change of Control occurred, by paying $25,000.00 per share of Series A Preferred Stock (equivalent to $25.00 per depositary share), plus an amount per such share equal to any accrued and unpaid dividends on such share up to, but excluding, the date of redemption, without interest, to the extent our company has funds legally available therefor (other than any dividend with a record date before the applicable Redemption Date and a payment date after the applicable Redemption Date, which will be paid on the payment date notwithstanding prior redemption of such shares). If, on or prior to the Change of Control Conversion Date (as defined below) we have provided or provide notice of redemption with respect to the Series A Preferred Stock (whether pursuant to our optional redemption right described above or our special optional redemption), the holders of depositary shares representing interests in the Series A Preferred Stock will not be permitted to exercise the conversion right described below under “ —Conversion Rights” in respect of their shares called for redemption.

The depositary will deliver to you, if you are a record holder of the depositary shares representing interests in the Series A Preferred Stock, a notice of redemption, furnished by us, no fewer than 30 days nor more than 60 days before the Redemption Date. The depositary will send the notice to your address shown on the records of the depositary. No failure to give or defect in the notice shall affect the validity of the proceedings for the redemption of the Series A Preferred Stock represented by the depositary shares except as to a holder to whom notice was defective or not given. Each notice will state the following:

●	the Redemption Date;

●	the redemption price;

●	the number of shares of Series A Preferred Stock (and the corresponding number of depositary shares) to be redeemed;

●	the place(s) where the depositary receipts representing interests in the Series A Preferred Stock are to be surrendered for payment;

●	that the Series A Preferred Stock is being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions or circumstances constituting such Change of Control;

●	that the holders of depositary shares representing interests in the Series A Preferred Stock to which the notice relates will not be able to convert such shares of Series A Preferred Stock in connection with the Change of Control, and each share of Series A Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date; and

●	that dividends on the Series A Preferred Stock to be redeemed will cease to accumulate on the Redemption Date.

A “Change of Control” occurs when, after the original issuance of the Series A Preferred Stock, each of following has occurred and is continuing:

●	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions, of shares of our company entitling that person to exercise more than 50% of the total voting power of all shares of any class or series of capital stock of our company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

●	following the closing of any transaction referred to in the bullet point above, neither we nor any acquiring or surviving entity (or if, in connection with such transaction shares of our common stock are converted into or exchanged for (in whole or in part) common equity securities of another entity, such other entity) has a class of common securities (or depositary receipts representing such securities) listed on the NYSE, the NYSE AMER or the Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE AMER or the Nasdaq.

If we redeem fewer than all of the outstanding shares of Series A Preferred Stock, the notice of redemption delivered to each record holder of depositary shares representing interests in the Series A Preferred Stock will also specify the number of shares of Series A Preferred Stock that we will redeem from such record holder. In this case, we will determine the number of shares of Series A Preferred Stock to be redeemed on a pro rata basis or by lot.

If we have given a notice of redemption and have irrevocably set aside sufficient funds for the redemption for the benefit of the holders of the depositary shares representing interests in the Series A Preferred Stock called for redemption, then from and after the Redemption Date, those depositary shares will be treated as no longer being outstanding, no further dividends will accumulate on the underlying Series A Preferred Stock and all other rights of the holders of those depositary shares will terminate.

The holders of depositary shares representing interests in the Series A Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series A Preferred Stock on the corresponding payment date notwithstanding the redemption of the Series A Preferred Stock between such record date and the corresponding payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for accrued and unpaid dividends, whether or not in arrears, on Series A Preferred Stock to be redeemed.

Subject to the Exceptions, unless all cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set aside for payment for all past dividend periods, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and we shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchanging it for our capital stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition by us of shares of Series A Preferred Stock or any other class or series of capital stock issued by us ranking, as to payment of dividends or the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up, on parity with or junior to the Series A Preferred Stock pursuant to our certificate of incorporation or, the purchase or acquisition of the Series A Preferred Stock (or the related depositary shares) pursuant to a purchase or exchange offer made on the same or economically equivalent terms to holders of all outstanding shares of the Series A Preferred Stock (or the related depositary shares).

Conversion Rights

Upon the occurrence of a Change of Control, each holder of depositary shares representing interests in the Series A Preferred Stock will have the right (unless, on or prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the Series A Preferred Stock as described above under “—Optional Redemption” or “—Special Optional Redemption”) to direct the depositary, on such holder’s behalf, to convert some or all of the shares of Series A Preferred Stock represented by the depositary shares held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date, into a number of shares of our common stock (or equivalent value of alternative consideration) per depositary share (the “Common Stock Conversion Consideration”) equal to the lesser of:

●	the quotient obtained by dividing (1) the sum of the $25.00 per depositary share liquidation preference plus the amount per such share equal to any accrued and unpaid dividends on such share up to, but excluding, the Change of Control Conversion Date (unless the Change of Control Conversion Date, is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accrued and then remaining unpaid dividend will be included in this sum), without interest, by (2) the Common Stock Price (as defined below) (such quotient, the “Conversion Rate”); and

●	1.7059 (i.e., the Share Cap), subject to certain adjustments described below.

The Share Cap is subject to pro rata adjustments for any share splits, subdivisions or combinations or any declaration and payment of a dividend in the form of shares of common stock to the holders of outstanding shares of common stock (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (1) the Share Cap in effect immediately prior to giving effect to such Share Split by (2) a fraction, the numerator of which is the number of shares of our common stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to giving effect to such Share Split.

In the case of a Change of Control pursuant to, or in connection with, which our common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of depositary shares representing interests in Series A Preferred Stock will receive upon conversion of such Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Stock

Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration that the holders of the depositary shares representing interests in the Series A Preferred Stock will receive will be the form and proportion of the aggregate consideration elected by the holders of our common stock who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in, or in connection with, the Change of Control.

We will not issue fractional shares of our common stock upon the conversion of the Series A Preferred Stock. Because each depositary share represents a 1/1000th interest in a share of the Series A Preferred Stock, the number of shares of our common stock ultimately received for each depositary share will be equal to the number of shares of our common stock received upon conversion of each share of Series A Preferred Stock divided by 1000. In the event that the conversion would result in the issuance of fractional shares of our common stock, we will pay the holder of depositary shares the cash value of such fractional shares in lieu of such fractional shares.

Within 15 days following the occurrence of a Change of Control, we will cause the depositary to provide to holders of the depositary shares representing interests in the Series A Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

●	the events constituting the Change of Control;

●	the date of the Change of Control;

●	the last date on which the holders of the depositary shares representing interests in the Series A Preferred Stock may exercise their Change of Control Conversion Right;

●	the method and period for calculating the Common Stock Price;

●	the Change of Control Conversion Date;

●	that if, on or prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the Series A Preferred Stock pursuant to the optional redemption right or the special optional redemption right, holders will not be able to convert the depositary shares representing interests in such Series A Preferred Stock and such shares will be redeemed on the related Redemption Date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Date;

●	if applicable, the type and amount of Conversion Consideration entitled to be received per share of Series A Preferred Stock and per depositary share;

●	the name and address of the paying agent and the conversion agent;

●	the procedures that the holders of the depositary shares representing interests in the Series A Preferred Stock must follow to exercise the Change of Control Conversion Right; and

●	the last date on which holders of the depositary shares representing interests in the Series A Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of the depositary shares representing interests in the Series A Preferred Stock.

To exercise the Change of Control Conversion Right, each holder of depositary shares representing interests in the Series A Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the depositary receipts or certificates, if any, evidencing the interests in Series A Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the depositary. The conversion notice must state:

●	the “Change of Control Conversion Date”, which will be a business day fixed by our board of directors that is not fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of the depositary shares representing interests in the Series A Preferred Stock;

●	the number of depositary shares representing interests in the shares of Series A Preferred Stock to be converted; and

●	that the depositary shares are to be converted pursuant to the applicable provisions of the Series A Preferred Stock.

The “Common Stock Price” for any Change of Control will be: (1) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of common stock; and (2) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash, (x) the average of the closing prices for our common stock on the principal U.S. securities exchange on which our common stock is then traded (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if our common stock is not then listed for trading on a U.S. securities exchange.

Holders of the depositary shares representing interests in the Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part), by a written notice of withdrawal delivered to the depositary prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

●	the number of withdrawn depositary shares;

●	if certificated depositary shares have been delivered by a holder pursuant to the certificate of designation, the receipt or certificate numbers of the withdrawn depositary shares; and

●	the number of depositary shares, if any, which remain subject to the conversion notice.
Notwithstanding the foregoing, if the Series A Preferred Stock is held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of The Depository Trust Company or a similar depositary, and the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable depositary.

Shares of Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, on or prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem such shares of Series A Preferred Stock, whether pursuant to our optional redemption right or our special optional redemption right. If we elect to redeem shares of Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series A Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable Redemption Date $25,000.00 per share of Series A Preferred Stock (equivalent to $25.00 per depositary share), plus an amount per share equal to any accrued and unpaid dividends on such share up to, but excluding, the date fixed for redemption, without interest. See “—Optional Redemption” and “—Special Optional Redemption.”

We will deliver the applicable Conversion Consideration no later than the third business day following the Change of Control Conversion Date.

In connection with the exercise of any Change of Control Conversion Right, we will comply with all applicable federal and state securities laws and stock exchange rules in connection with any conversion of Series A Preferred Stock into our common stock.

The Change of Control Conversion Right may make it more difficult for a third party to acquire us or discourage a party from acquiring us. See “Risk Factors—The conversion feature may not adequately compensate you, and the conversion and redemption features of the Series A Preferred Stock represented by the depositary shares may make it more difficult for a party to take over our company and may discourage a party from taking over our company.” Neither the Series A Preferred Stock nor the depositary shares are convertible into or exchangeable for any other securities or property, except as provided above.

Limited Voting Rights

Except as described below, holders of depositary shares will generally have no voting rights. In any matter in which the Series A Preferred Stock may vote (as expressly provided herein, or as may be required by law), each share of Series A Preferred Stock shall be entitled to one vote. As a result, each depositary share will be entitled to 1/1000th of a vote.

If dividends on the Series A Preferred Stock are in arrears, whether or not declared, for six or more quarterly periods, whether or not these quarterly periods are consecutive, holders of Series A Preferred Stock (voting separately as a class together with the holders of all other classes or series of capital stock, if any, ranking, with respect to the declaration and payment of dividends, on parity with the Series A Preferred Stock, and having the right to vote or consent) will be entitled to vote, at (i) a special meeting called by the holders of record of at least 10% of any series of preferred stock as to which dividends are so in arrears if the request is received more than 90 days before the date fixed for our next annual or special meeting of stockholders or (ii) the next annual or special meeting of stockholders if the request is received more than 90 days before the date fixed for our next annual or special meeting of stockholders, for the election of two additional directors (the “Preferred Stock Directors”) to serve on our board of directors until all dividend arrearages have been paid. In such a case, the number of directors serving on our board of directors will be increased by two. The Preferred Stock Directors will be elected by a plurality of the votes cast in the election and each Preferred Stock Director will serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until such Preferred Stock Director’s right to hold the office terminates, whichever occurs earlier. If and when all accrued dividends on the Series A Preferred Stock for all past dividend periods shall have been paid in full, holders of shares of Series A Preferred Stock, voting or consenting together with the holders of any parity preferred stock, to elect the Preferred Stock Directors, shall be divested of the voting rights set forth above (subject to re-vesting in the event of each and every future preferred dividend default) and, unless outstanding shares of parity preferred stock, that at such time have the right to vote or consent with respect to the election of the Preferred Stock Directors, remain entitled to vote in the election of Preferred Stock Directors, the term of office of such Preferred Stock Directors so elected will terminate and the number of directors will be reduced accordingly.

Any Preferred Stock Director elected by holders of shares of Series A Preferred Stock and other holders of preferred stock upon which like voting rights have been conferred and are exercisable may be removed at any time with or without cause by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series A Preferred Stock and other parity preferred stock entitled to vote thereon when they have the voting rights described above (voting as a single class). So long as a preferred dividend default continues, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock when they have the voting rights described above (voting or consenting as a single class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote on any matter before our board of directors.

In addition, so long as any shares of Series A Preferred Stock remain outstanding, we will not, without the consent or the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock and each other class or series of parity preferred stock with which the holders of Series A Preferred Stock are entitled to vote together as a single class on such matter (voting or consenting together as a single class):

●	authorize, create or issue, or increase the number of authorized or issued number of shares of, any class or series of stock ranking senior to the Series A Preferred Stock with respect to the declaration and payment of dividends or the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up, or reclassify any of our authorized capital stock into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

●	amend, alter or repeal the provisions of our charter, including the terms of the Series A Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of our assets or otherwise, so as to materially and adversely affect the powers, privileges or special rights of the Series A Preferred Stock, except that, with respect to the occurrence of any of the events described in the second bullet point immediately above, so long as the Series A Preferred Stock remains outstanding with the terms of the Series A Preferred Stock materially unchanged or the holders of shares of Series A Preferred Stock receive stock of the successor with substantially identical rights, taking into account that, upon the occurrence of an event described in the second bullet point above, we may not be the surviving entity and the surviving entity may not be a corporation, the occurrence of such event will not be deemed to materially and adversely affect the powers, privileges or special rights of the Series A Preferred Stock, and in such case, the holders of the outstanding shares of Series A Preferred Stock shall not have any voting rights with respect to the events described in the second bullet point immediately above. If any event described in the second bullet point above would materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock disproportionately relative to any other class or series of parity preferred stock, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock, voting as a separate class, will also be required.

The following actions are not deemed to materially and adversely affect the rights, preferences, powers or privileges of the Series A Preferred Stock:

●	any increase in the total number of authorized shares of all capital stock or the total number of authorized shares of common stock or preferred stock, any increase or decrease in the number of authorized shares of Series A Preferred Stock, the issuance of additional shares of Series A Preferred Stock (or the related depositary shares) or, the creation or issuance of any other class or series of capital stock or, any increase in the number of authorized shares of any other class or series of capital stock, provided, in each case, such class or series capital stock ranks on parity with or junior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up; or

●	the amendment, alteration or repeal or change of any provision of our certificate of incorporation, including the certificate of designation establishing the Series A Preferred Stock, as a result of a merger, consolidation, reorganization or other business combination, if the Series A Preferred Stock (or shares into which the Series A Preferred Stock have been converted in any successor entity to us) remain outstanding with the terms thereof materially unchanged.

No Maturity, Sinking Fund or Mandatory Redemption

The Series A Preferred Stock has no maturity date and we are not required to redeem the Series A Preferred Stock at any time. Accordingly, the Series A Preferred Stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our redemption right or, under circumstances where the holders of the depositary shares representing interests in the Series A Preferred Stock have a conversion right, such holders convert the Series A Preferred Stock into our common stock. The Series A Preferred Stock is not subject to any sinking fund and we are not required to set aside funds to redeem the Series A Preferred Stock.

Surrender of Depositary Shares for Shares of Series A Preferred Stock

Under certain circumstances, holders may be required to surrender depositary receipts to the depositary or us. In the event of such a surrender of depositary shares, the holder will be entitled to receive the number of whole shares of Series A Preferred Stock represented by the depositary shares. See “Description of Depositary Shares—Withdrawal of Preferred Stock” and “—Amendment and Termination of the Deposit Agreement” in the accompanying prospectus.

Depositary Share Listing

No current market exists for the depositary shares. We intend to apply to list the depositary shares on the NYSE under the symbol “GRBK PRA.” If this application is approved, we expect trading in the depositary shares to commence within 30 days of the initial delivery of the depositary shares to the underwriters. The Series A Preferred Stock underlying the depositary shares will not be listed, and we do not expect any trading market will develop for the Series A Preferred Stock except as represented by the depositary shares.

Transfer Agent

The transfer agent and registrar for the Series A Preferred Stock is Continental Stock Transfer & Trust Company.

BOOK-ENTRY, DELIVERY AND FORM

The depositary shares will be issued in fully registered form in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”). One or more fully registered global depositary receipts will be issued representing in the aggregate the total number of the depositary shares. Such global depositary receipt will be deposited with or on behalf of DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

So long as DTC, or its nominee, is the registered owner of a global depositary receipt, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the depositary shares represented by such global depositary receipts for all purposes under the Deposit Agreement. Except as set forth in the accompanying prospectus, owners of beneficial interests in a global depositary receipt will not be entitled to have the depositary shares represented by such global receipt registered in their names, will not receive or be entitled to receive physical delivery of such depositary shares in definitive form and will not be considered the owners or holders thereof. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC for such global receipt and, if such person is not a participant in DTC (as described below), on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder.

As long as the depositary shares are represented by the global depositary receipts, we will pay dividends, if any, on the Series A Preferred Stock represented by the depositary shares to or as directed by DTC as the registered holder of the global depositary receipts. Payments to DTC will be in immediately available funds by wire transfer. DTC will credit the relevant accounts of their participants on the applicable date. Neither we nor Continental Stock Transfer & Trust Company will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and each person owning a beneficial interest will have to rely on the procedures of the depositary and its participants.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Settlement

Investors in the depositary shares will be required to make their initial payment for the depositary shares in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for the accuracy thereof.

Neither us, the Depositary nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any participant with respect to any ownership interest in the depositary shares or payments to, or the providing of notice to participants or beneficial owners.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain material U.S. federal income tax consequences of the acquisition, ownership, and disposition of our depositary shares acquired in this offering. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, and does not address foreign, state, and local consequences that may be relevant to stockholders in light of their particular circumstances, nor does it address U.S. federal tax consequences (such as gift and estate taxes) other than income taxes. This discussion is limited to stockholders that hold our depositary shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a stockholder’s particular circumstances, including the impact of the alternative minimum tax, the special tax accounting rules under Section 451(b) of the Code, and the Medicare contribution tax on net investment income. Special rules different from those described below may apply to certain stockholders that are subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”), such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers and traders in securities, persons owning or considered as owning shares representing more than 5% of our Series A Preferred Stock, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, corporations organized outside of the United States, any state thereof or the District of Columbia that are nonetheless treated as U.S. taxpayers for U.S. federal income tax purposes, persons that hold our depositary shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment or other risk reduction strategy, persons who acquire our depositary shares through the exercise of an option or otherwise as compensation, “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds, partnerships and other pass-through entities or arrangements, and investors in such pass-through entities or arrangements. Such stockholders are urged to consult their own tax advisors to determine the U.S. federal, state, local, and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury Regulations, rulings, and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked, or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

A “U.S. Holder” means a beneficial owner of our depositary shares that is for U.S. federal income tax purposes any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of depositary shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation).

In general, for U.S. federal income tax purposes, if you hold depositary shares, you will be treated as the owner of the underlying Series A Preferred Stock represented by those depositary shares. Accordingly, the following discussion addresses the tax consequences of owning shares of Series A Preferred Stock as if you owned such shares directly rather than through the ownership interests represented by the depositary shares which are being sold in this offering.

This discussion is for informational purposes only and is not tax advice. Persons considering the purchase of our depositary shares pursuant to this offering should consult their own tax advisors concerning the U.S. federal income, estate, and other tax consequences of acquiring, owning, and disposing of our depositary shares in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local, or foreign tax consequences.

 U.S. Holders
 Distributions

Distributions with respect to the Series A Preferred Stock will be taxable as dividend income to the extent paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to the Series A Preferred Stock exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in such Series A Preferred Stock (and such U.S. Holder will be required to reduce its tax basis accordingly), and thereafter as capital gain.

Distributions with respect to the Series A Preferred Stock taxable as dividends for U.S. federal income tax purposes paid to a corporate U.S. Holder will generally qualify for the dividends-received deduction, subject to various limitations. Corporate U.S. Holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction in their particular circumstances. Distributions with respect to the Series A Preferred Stock taxable as dividends for U.S. federal income tax purposes paid to a noncorporate U.S. Holder will generally represent “qualified dividend income” taxable at preferential rates applicable to long-term capital gains, provided that certain holding period requirements are met and certain other conditions are satisfied. A U.S. Holder should consult its own tax advisors regarding the availability of the reduced tax rate applicable to qualified dividend income and the dividends-received deduction in light of its particular circumstances.

Distributions that exceed certain thresholds in relation to a U.S. Holder’s tax basis in our Series A Preferred Stock could be characterized as “extraordinary dividends” under the Code. U.S. Holders should consult their own tax advisors regarding application of the extraordinary dividend rules to the dividends-received deduction (in the case of corporate U.S. Holders) or preferential qualified dividend tax rate (in the case of noncorporate U.S. Holders) in light of their particular circumstances.

Constructive Dividends

The conversion price of our Series A Preferred Stock is subject to adjustment under certain circumstances. In such circumstances, U.S. Holders of our Series A Preferred Stock may be deemed to have received a distribution if the adjustment (or failure to make an adjustment) has the effect of increasing the proportionate interest of the U.S. Holder in our assets or earnings and profits. If such adjustments are made, U.S. Holders will be deemed to have received constructive distributions from us even though they may not receive any cash or property. The tax consequences of a receipt of a distribution are described in “Distributions” above. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution of the interest of the holders of shares of our Series A Preferred Stock generally will not be considered to result in a constructive dividend distribution. U.S. Holders should consult their own tax advisers regarding the receipt of constructive dividend distributions on the Series A Preferred Stock.

Sale, Exchange, or Other Taxable Disposition

A U.S. Holder will generally recognize capital gain or loss on a sale or exchange or other taxable disposition (other than certain redemptions described below under “Redemptions”) of Series A Preferred Stock equal to the difference, if any, between the amount realized upon the sale or exchange and such U.S. Holder’s adjusted tax basis in the Series A Preferred Stock sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Series A Preferred Stock sold or exchanged is more than one year. Long-term capital gains of noncorporate taxpayers are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Redemptions

Whether a payment made in redemption of the Series A Preferred Stock will be treated as a dividend or as a payment in exchange for the Series A Preferred Stock can only be determined on the basis of the particular facts as to each U.S. Holder of the Series A Preferred Stock at the time of redemption.

In general, a U.S. Holder will recognize capital gain or loss upon the redemption of the Series A Preferred Stock if such redemption is considered to:

●	result in a complete termination of the U.S. Holder’s stock interest in us under Section 302(b)(3) of the Code; or

●	be not essentially equivalent to a dividend with respect to the U.S. Holder under Section 302(b)(1) of the Code.

In applying these tests, there must be taken into account not only the Series A Preferred Stock being redeemed, but also such U.S. Holder’s ownership of other classes and series of our capital stock and any options (including stock purchase rights) to acquire any of the foregoing. A U.S. Holder of the Series A Preferred Stock also must take into account any such securities (including options) that are considered to be owned by such U.S. Holder by reason of the constructive ownership rules set forth in Sections 302(c) and 318 of the Code.

If we redeem the Series A Preferred Stock in a redemption that meets one of the tests described above, a U.S. Holder generally would recognize taxable gain or loss equal to the sum of the amount of cash and fair market value of property (other than stock of us or a successor to us) paid in redemption less the U.S. Holder’s adjusted tax basis in the depositary shares represented by the redeemed Series A Preferred Stock. This gain or loss would generally be long-term capital gain or capital loss if the U.S. Holder has held the depositary shares for more than one year.

If the redemption does not meet any of the tests described above, then the redemption proceeds received from the Series A Preferred Stock will be treated as a distribution on our shares and will be taxable as described under the caption “Distributions” above.

Each U.S. Holder of the Series A Preferred Stock should consult its own tax advisor to determine whether a payment made in redemption of the Series A Preferred Stock will be treated as a distribution or as a payment in exchange for the Series A Preferred Stock and, in the case of a redemption that is treated as a distribution, the allocation of their tax basis in the redeemed and remaining Series A Preferred Stock.

Conversion for Common Stock

In the event of a Change in Control and absent the exercise of our right to redeem the Series A Preferred Stock, a holder will have the right to convert any non-redeemed shares into our common stock. A U.S. Holder generally will not recognize any gain or loss on such conversion into common stock, except to the extent that any common stock is in respect of accrued but unpaid dividends (generally taxable as described above under “Distributions”) or cash received in lieu of a fractional share of common stock. Cash received in lieu of a fractional share of our common stock will generally be treated as a payment in a taxable exchange for such fractional share, and gain or loss will be recognized in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional share, as described below. Any gain recognized on the conversion generally will be capital gain and will be long-term capital gain if, at the time of the conversion, the U.S. Holder has held the Series A Preferred Stock that is converted for longer than one year.

The adjusted tax basis of our common stock received on any such conversion (other than shares of our common stock attributable to accrued but unpaid dividends) will equal the adjusted tax basis of the shares of the non-redeemed Series A Preferred Stock converted (reduced by the portion of adjusted tax basis allocated to any fractional shares of our common stock exchanged for cash, as described above), and the holding period of such common stock received on such a conversion will generally include the period during which a U.S. Holder held our Series A Preferred Stock prior to conversion. A U.S. Holder’s adjusted tax basis in shares of our common stock attributable to accrued but unpaid dividends will equal the fair market value of such common stock on the conversion date, and a U.S. Holder’s holding period for such shares shall begin on the day after receipt thereof. A U.S. Holder’s tax basis in a fractional share will be determined by allocating such holder’s tax basis in our Series A Preferred Stock between our common stock such U.S. Holder receives upon conversion (other than shares attributable to accrued but unpaid dividends) and the fractional share in accordance with their respective fair market values.

Information Reporting and Backup Withholding

We or an applicable withholding agent will report to our U.S. Holders and the IRS the amount of dividends (including deemed dividends) paid during each year and the amount of any tax withheld with respect to the Series A Preferred Stock. Certain non-corporate U.S. Holders may be subject to U.S. backup withholding at a rate of 24% on payments of dividends on the Series A Preferred Stock unless the holder furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information or otherwise establishes an exemption from backup withholding. Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the U.S. Holder timely furnishes the required information to the IRS.

Non-U.S. Holders
The following is a summary of the U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder of depositary shares. The term “Non-U.S. Holder” means a beneficial owner of our depositary shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation).

Distributions

Distributions made on our Series A Preferred Stock to a Non-U.S. Holder to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to the discussions below regarding effectively connected income, backup withholding, and foreign accounts. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly executed IRS Form W-8BEN (in the case of individuals) or IRS Form W-8BEN-E (in the case of entities), or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. This certification must be provided to us and/or our paying agent prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty and such Non-U.S. Holder does not timely file the required certification, such Non-U.S. Holder may be able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. residents. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments. Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

To the extent distributions on our Series A Preferred Stock exceed our current and accumulated earnings and profits, they will first reduce the Non-U.S. Holder’s adjusted basis in our Series A Preferred Stock, but not below zero, and then will be treated as gain to the extent of any excess amount distributed, and taxed in the same manner as gain realized from a sale or other disposition of Series A Preferred Stock as described below under “Sale, Exchange or Other Taxable Disposition.”

Constructive Distributions

As described above under “U.S. Holders—Constructive Distributions,” adjustments in the conversion price (or failures to adjust the conversion price), that result in an increase in the proportionate interest of a Non-U.S. Holder in our assets or earnings and profits could result in deemed distributions to the Non-U.S. Holder that are taxed as described above under “Distributions.”

Sale, Exchange, or Other Taxable Disposition, Including Redemptions

Subject to the discussions below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other taxable disposition (including a redemption treated as a sale or exchange in the circumstances discussed under “U.S. Holders—Redemptions” above) of our Series A Preferred Stock unless (a) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we are or have been a United States real property holding corporation (“USRPHC”) within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period in our Series A Preferred Stock.

Non-U.S. Holders described in (a) above will be required to pay tax on the net gain derived from the sale at regular U.S. federal income tax rates, and corporate Non-U.S. Holders described in (a) above may be subject to the additional branch profits tax on such gain at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders described in (b) above will be subject to U.S. federal income tax at a flat 30% rate or such lower rate as may be specified by an applicable income tax treaty, which gain may be offset by certain U.S.-source capital losses.

With respect to (c) above, in general, we would be a USRPHC if our interests in U.S. real property comprise (by fair market value) at least half of our worldwide real property interests and our other assets used or held for use in a trade or business. We have not made, and do not intend to make, a determination regarding our potential status as a USRPHC.  In the event that we are a USRPHC, as long as our depositary shares are “regularly traded on an established securities market,” a Non-U.S. Holder will not be taxable under (c) above on gain recognized on the disposition of our depositary shares unless the Non-U.S. Holder actually or constructively owned more than 5% of our depositary shares at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for such shares. It is intended that our depositary shares will be listed on the NYSE and we believe that, for as long as our depositary shares are so listed, our depositary shares will be treated as regularly traded on an established securities market. If our depositary shares are not considered to be regularly traded on an established securities market, or if it is so traded but a Non-U.S. Holder holds more than 5% of our depositary shares as described above, a Non-U.S. Holder would be subject to U.S. federal income tax on any gain realized on a disposition of our depositary shares, and the purchaser would generally be required to withhold 15% of the purchase price and remit such amount to the IRS. Any amounts so withheld would be creditable against the U.S. federal income tax liability described in the preceding sentence and would generally be refundable to the extent of any excess thereof. A Non-U.S. Holder should consult its own tax advisor regarding our potential status as a USRPHC and the consequences of such status to such holder upon a sale or other taxable disposition (including a redemption) of our depositary shares.

As discussed above under “U.S. Holders—Redemptions,” an amount paid to a Non-U.S. Holder in connection with a redemption of the Series A Preferred Stock may, under certain circumstances, be treated as a dividend. In that case, the payment would be subject to the rules for dividends described above under “Non-U.S. Holders—Distributions.”

Conversion

A Non-U.S. Holder generally will not recognize any gain or loss by reason of receiving our common stock upon conversion of the Series A Preferred Stock, except with respect to any cash received in lieu of fractional shares (generally taxable as discussed above in “Sale, Exchange, or Other Taxable Disposition”) or to any common stock received in respect of accrued but unpaid dividends (generally taxable as described above under “Distributions”).

Information Reporting and Backup Withholding

Generally, we must report information to the IRS with respect to any distributions (including constructive distributions) we pay on our Series A Preferred Stock (even if the payments are exempt from withholding), including the amount of any such distributions, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the Non-U.S. Holder to whom any such distributions are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Distributions paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-ECI, or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our Series A Preferred Stock effected by or through a U.S. office of any broker, U.S. or foreign, except that information reporting and such requirements may be avoided if the holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E or otherwise meets documentary evidence requirements for establishing non-U.S. person status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the tax liability of persons subject to backup withholding, provided that the required information is timely furnished to the IRS.

Foreign Accounts

Sections 1471 through 1474 of the Code (commonly referred to as FATCA) impose a U.S. federal withholding tax of 30% on certain payments to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). FATCA also generally imposes a federal withholding tax of 30% on certain payments to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify those requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules.

FATCA withholding currently applies to payments of dividends on our Series A Preferred Stock and, subject to the proposed Treasury Regulations described in this paragraph, generally also would apply to payments of gross proceeds from the sale or other disposition of our Series A Preferred Stock. The U.S. Treasury Department released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a disposition of our Series A Preferred Stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our Series A Preferred Stock.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR SERIES A PREFERRED STOCK, INCLUDING THE CONSEQUENCES OF ANY RECENT OR PROPOSED CHANGE IN APPLICABLE LAW.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated December 16, 2021, we have agreed to sell to the underwriters named below the following respective numbers of depositary shares:

Underwriter	Number of Depositary Shares
BTIG, LLC	1,450,000
InspereX LLC	320,000
Janney Montgomery Scott LLC	230,000
Total	2,000,000

The underwriting agreement provides that the several obligations of the underwriters to purchase the depositary shares included in this offering are subject to approval of legal matters by counsel and other conditions. The underwriting agreement also provides that the underwriters are obligated, severally and not jointly, to purchase all the depositary shares in the offering if any are purchased, other than those depositary shares covered by the option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriters an option to purchase up to an additional 300,000 depositary shares within 30 days from the date of this prospectus supplement.

The underwriters propose to offer the depositary shares from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. In connection with the sale of the depositary shares offered hereby, the underwriters may be deemed to have received compensation in the form of underwriting discounts. The underwriters may effect such transactions by selling depositary shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and / or purchasers of depositary shares for whom they may act as agents or to whom they may sell as principal.

The expenses of the offering are estimated at $250,000 and are payable by us.

We have agreed, subject to certain exceptions, to not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our preferred stock or depositary shares representing interests therein or securities convertible into or exchangeable or exercisable for any shares of our preferred stock or depositary shares representing interests therein, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of BTIG, LLC, for a period of 45 days after the date of this prospectus supplement.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

We intend to apply to list the depositary shares on the NYSE under the symbol “GRBK PRA.” If the application is approved, we expect trading on the NYSE will commence within 30 days after the initial delivery of the depositary shares to the underwriters. We cannot assure you that our listing application will be approved within 30 days or at all.

In connection with the offering the underwriters may engage in stabilizing transactions, transactions in which there is an option to purchase additional shares, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional depositary shares referred above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short positions either by exercising their option to purchase additional depositary shares, in whole or in part, or by purchasing depositary shares in the open market. In making this determination, the underwriters will consider, among other things, the price of depositary shares available for purchase in the open market compared to the price at which the underwriters may purchase depositary shares through their option to purchase additional depositary shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the depositary shares in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase depositary shares in the open market to cover the position.

●	Syndicate covering transactions involve purchases of the depositary shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of depositary shares to close out the short position, the underwriters will consider, among other things, the price of depositary shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional depositary shares. If the underwriters sell more depositary shares than could be covered by their option to purchase additional depositary shares, a naked short position, the position can only be closed out by buying depositary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the depositary shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit BTIG, LLC to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

●	In passive market making, market makers in the depositary shares who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of the depositary shares until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the depositary shares or preventing or retarding a decline in the market price of the depositary shares. As a result, the price of the depositary shares may be higher than the price that might otherwise exist in the open market. These may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. BTIG, LLC may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates have performed, and may in the future perform, various investment banking, financial advisory and other services for us, our affiliates and our officers in the ordinary course of business, for which they received, and may receive, customary fees and reimbursement of expenses. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Notice to prospective investors in the European Economic Area
The depositary shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the depositary shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the depositary shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Notice to prospective investors in the United Kingdom
The depositary shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“U.K.”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “U.K. Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “U.K. PRIIPs Regulation”) for offering or selling the depositary shares or otherwise making them available to retail investors in the U.K. has been prepared and therefore offering or selling the depositary shares or otherwise making them available to any retail investor in the U.K. may be unlawful under the U.K. PRIIPs Regulation.
Notice to prospective investors in Canada
The depositary shares may be sold only to purchasers in Canada purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the depositary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the attached prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Greenberg Traurig, P.A., Fort Lauderdale, Florida. Certain legal matters will be passed upon for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

 The consolidated financial statements of Green Brick Partners, Inc. as of December 31, 2020 and 2019 and for each of the years in the three-year period ended December 31, 2020 and the effectiveness of internal control over financial reporting as of December 31, 2020 incorporated in this prospectus supplement by reference from the Green Brick Partners, Inc. Annual Report on Form 10-K for the year ended December 31, 2020 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon, incorporated herein by reference, and have been incorporated in this prospectus supplement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC, as required by the Exchange Act. You can review our electronically filed reports, proxy and information statements, and other information regarding us on the SEC’s Internet site at http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus supplement. Our SEC filings are also available on our website, www.greenbrickpartners.com. The information on this website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus supplement. The information on our website is not incorporated by reference into this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information that we file with the SEC into this prospectus supplement and the accompanying prospectus. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus supplement and the accompanying prospectus and any information filed by us with the SEC subsequent to the date of this prospectus supplement automatically will be deemed to update and supersede this information.
We incorporate by reference the documents listed below that we have previously filed with the SEC (other than any document or portion of any document furnished or deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K and Item 9.01 related thereto):

Commission Filing (File No. 001-33530)	Period Covered or Date of Filing
Annual Report on Form 10-K	Year Ended December 31, 2020
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2021, June 30, 2021 and September 30, 2021
Current Reports on Form 8-K	January 22, 2021, January 27, 2021, March 3, 2021, June 4, 2021, November 30, 2021 and December 14, 2021
We are also incorporating by reference all additional documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement and prior to the termination of the offering, other than any document or portion of any document furnished or deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 on Form 8-K and Item 9.01 related thereto.
We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement. You should direct requests for documents to:
Green Brick Partners, Inc.
2805 Dallas Parkway, Suite 400,
Plano, Texas 75093
Telephone: (469) 573-6755

PROSPECTUS

GREEN BRICK PARTNERS, INC.

$500,000,000

COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
DEBT SECURITIES
WARRANTS

and

24,118,668 SHARES OF COMMON STOCK
Offered by Selling Security Holders

This prospectus relates to common stock, preferred stock (including convertible preferred stock), depositary shares (including convertible depositary shares), debt securities (including convertible debt securities) and warrants for common stock, preferred stock or debt securities which we may offer and sell from time to time in one or more offerings up to an aggregate public offering price of $500,000,000. The selling security holders may also offer and sell up to 24,118,668 shares of our common stock from time to time. We will not receive any of the proceeds from the sale of our shares of common stock by the selling security holders. We or the selling security holders may sell these securities to or through underwriters or dealers, directly to investors or through agents. We will specify the prices, amounts and terms of the securities and the names of any underwriters, dealers or agents in supplements to this prospectus. You should read this prospectus and each supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.
Our common stock is listed on The Nasdaq Capital Market LLC, or the Nasdaq, under the symbol “GRBK.” If any other securities offered by this prospectus will be listed on a securities exchange, such listing will be described in the applicable prospectus supplement.

Investment in our securities involves risks, including those described under “Risk Factors” beginning on page 5 of this prospectus. You should carefully read and consider these risk factors and the risk factors included in the reports that we file under the Securities Exchange Act of 1934, as amended, in any prospectus supplement relating to specific offerings of securities and in other documents that we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 4, 2020

ABOUT THIS PROSPECTUS
References in this prospectus to “we,” “us,” “our,” “Green Brick,” or the “Company” mean Green Brick Partners, Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context otherwise requires.
This prospectus is part of a Registration Statement on Form S-3, or the Registration Statement, that we filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under this shelf registration process, we may sell common stock, preferred stock (including convertible preferred stock), depositary shares (including convertible depositary shares), debt securities (including convertible debt securities) and warrants for common stock, preferred stock or debt securities from time to time in one or more offerings up to an aggregate public offering price of $500,000,000. In addition, certain of our security holders may sell up to 24,118,668 shares of common stock from time to time in one or more offerings.

This prospectus provides you with a general description of the securities we and the selling security holders may offer, which is not meant to be a complete description of each security. Each time we or any selling security holders offer, issue or sell securities under this prospectus, we will provide a prospectus supplement containing specific information about the prices, amounts and terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, and any related free writing prospectus that we prepare, together with additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Information By Reference.” If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement or any such free writing prospectus, you should rely on the information in the applicable prospectus supplement or such free writing prospectus.
You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. Neither we nor the selling security holders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling security holders will make an offer of the securities in any jurisdiction where it is unlawful. You should assume that the information in this prospectus and any applicable prospectus supplement, and any related free writing prospectus that we prepare, as well as the information in any document incorporated or deemed to be incorporated into this prospectus and any applicable prospectus supplement, is accurate only as of the date on the front cover of the documents containing the information.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC, as required by the Exchange Act. You can review our electronically filed reports, proxy and information statements, and other information regarding us on the SEC’s Internet site at http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus.
Our SEC filings are also available on our website, www.greenbrickpartners.com. The information on this website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus.
This prospectus contains summaries of provisions contained in some of the documents discussed in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. If any contract, agreement or other document is filed or incorporated by reference as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to another document we filed with the SEC. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.
We incorporate by reference the documents listed below that we have previously filed with the SEC (other than any document or portion of any document furnished or deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K and Item 9.01 related thereto):

Commission Filing (File No. 001-33530)	Period Covered or Date of Filing
Annual Report on Form 10-K	Year Ended December 31, 2019
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2020, June 30, 2020 and September 30, 2020
Current Reports on Form 8-K	April 9, 2020, June 26, 2020, August 26, 2020 and September 15, 2020
Description of common stock	Form 8-A filed on June 13, 2007 pursuant to Section 12(b) of the Exchange Act, including any amendment or reports filed thereafter for the purpose of updating such description
We are also incorporating by reference all additional documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including all such documents filed by us after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus and prior to the termination of the offering (other than any document or portion of any document furnished or deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 on Form 8-K and Item 9.01 related thereto).
The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC and incorporate by reference in this prospectus will automatically update and supersede this previously filed information, as applicable, including information in previously filed documents or reports that have been incorporated by reference into this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered herewith. We will provide such reports or documents upon written or oral request, at no cost to the requestor. Requests for incorporated reports or documents must be made to:
Green Brick Partners, Inc.
2805 Dallas Parkway, Suite 400
Plano, Texas 75093
Telephone: (469) 573-6755

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains “forward-looking statements” within the meaning of the securities laws. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including the statements under “The Company” and elsewhere in this prospectus regarding our strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans, and objectives, are forward-looking statements. When used in this prospectus, the words “will,” “believe,” “anticipate,” “plan,” “intend,” “estimate,” “expect,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that our plans, intentions, and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we cannot assure you that these plans, intentions, or expectations will be achieved. Forward-looking statements in this prospectus and the documents incorporated by reference into this prospectus include statements concerning (1) our balance sheet strategy and belief that we have ample liquidity; (2) our goals and strategies and their anticipated benefits; (3) the effects of COVID-19 pandemic on the homebuilding industry and our results of operations, business and liquidity, including the impact on demand for new home sales, closings and cancellations; (4) our intentions and the expected benefits and advantages of our product and land positioning strategies; (5) our beliefs regarding average industry cancellation rates; (6) expectations regarding our industry and our business in the remainder of 2020 and beyond; (7) the contribution of certain market factors to our growth; (8) our land and lot acquisition strategy; (9) the sufficiency of our capital resources to support our business strategy and to service our debt; (10) the impact of new accounting standards and changes in accounting estimates; (11) trends and expectations regarding sales prices, sales orders, cancellations, construction costs, gross margins, land costs and profitability and future home inventories; (12) our future cash needs; (13) our strategy to utilize leverage to invest in our business; (14) seasonal factors and the impact of seasonality in future quarters; and (15) our expectations regarding access to additional growth capital.
These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from what is anticipated by our forward-looking statements. These risks include, but are not limited to: (1) continuing impacts from the COVID-19 pandemic, (2) general economic conditions, seasonality, cyclicality and competition in the homebuilding industry; (3) changes in macroeconomic conditions, including interest rates and unemployment rates that could adversely impact demand for new homes or the ability of our buyers to qualify; (4) shortages, delays or increased costs of raw materials, especially in light of COVID-19, or increases in the Company’s other operating costs, including costs related to labor, real estate taxes and insurance, which in each case exceed our ability to increase prices; (5) a shortage of labor, (6) an inability to acquire land in our markets at anticipated prices or difficulty in obtaining land-use entitlements; (7) our inability to successfully execute our strategies; (8) a failure to recruit, retain or develop highly skilled and competent employees; (9) government regulation risks; (10) a lack of availability or volatility of mortgage financing or a rise in interest rates; (11) severe weather events or natural disasters; (12) difficulty in obtaining sufficient capital to fund our growth; (13) our ability to meet our debt service obligations; (14) a decline in the value of our inventories and resulting write-downs of the carrying value of our real estate assets; (15) changes in accounting standards that adversely affect our reported earnings or financial condition and (16) those risks set forth under “Risk Factors” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

THE COMPANY
Our Business
We are a diversified homebuilding and land development company. We acquire and develop land, provide land and construction financing to our wholly owned and controlled builders (together, “builders”) and participate in the profits of our builders. Our core markets are in the high growth U.S. metropolitan areas of Dallas, Texas and Atlanta, Georgia, as well as the Vero Beach, Florida area. We also own a noncontrolling interest in a builder in Colorado Springs, Colorado. We are engaged in all aspects of the homebuilding process, including land acquisition and development, entitlements, design, construction, title and mortgage services, marketing and sales and the creation of brand images at our residential neighborhoods and master planned communities.
We believe we offer higher quality homes with more distinctive designs and floor plans than those built by our competitors at comparable prices. Our communities are located in premium locations in our core markets and we seek to enhance homebuyer satisfaction by utilizing high-quality materials, offering a broad range of customization options and building well-crafted energy-efficient homes. We seek to maximize value over the long term and operate our business to mitigate risks in the event of a downturn by controlling costs and quickly reacting to regional and local market trends.
We are a leading lot developer in the Dallas and Atlanta markets and believe that our strict operating discipline provides us with a competitive advantage in seeking to maximize returns while minimizing risk. As of September 30, 2020, we owned or controlled approximately 12,000 home sites in high-growth submarkets throughout the Dallas and Atlanta metropolitan areas and the Vero Beach, Florida market. We provide finished lots to our builders or option lots from third-party developers for our builders’ homebuilding operations and provide them with construction financing and strategic planning. Our builders provide us with their local knowledge and relationships.
Corporate Information
Our principal executive offices are located at 2805 Dallas Parkway, Suite 400, Plano, TX 75093. Our telephone number is (469) 573-6755. Our website address is www.greenbrickpartners.com. Except for any documents that are incorporated by reference into this prospectus that may be accessed from our website, the information available on or through our website is not part of this prospectus. Green Brick Partners, Inc. was incorporated under the laws of the State of Delaware on April 11, 2006.

RISK FACTORS

Investing in our securities involves a high degree of risk that may result in a loss of all or part of your investment. Before making an investment decision, you should carefully review the risk factors contained under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, and any risk factors that we may describe in our other filings with the SEC, including our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus supplement. If any such risks occur, our business, financial condition or results of operations could be materially harmed, the market price of our securities could decline and you could lose all or part of your investment.

USE OF PROCEEDS
Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds from the sale of the securities that we may offer under this prospectus and any accompanying prospectus supplement will be used for general corporate purposes. We will set forth in a prospectus supplement relating to a specific offering any intended use for the net proceeds received from the sale of securities in that offering. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of securities. We may invest the net proceeds temporarily until we use them for their stated purpose. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling security holder.

DESCRIPTION OF CAPITAL STOCK
The following discussion is a summary of the material terms of our common stock, preferred stock, Charter and bylaws.
Authorized Capital
Our authorized capital stock currently consists of 100 million shares of common stock, par value $0.01 per share and 5 million shares of preferred stock, par value $0.01 per share.
Common Stock
Holders of our common stock are entitled to one vote for each share held of record on all matters on which stockholders generally are entitled to vote. Holders of our common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.
Holders of our common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. We do not intend to pay cash dividends on our common stock for the foreseeable future.
In the event of our dissolution, liquidation or winding up, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution.
The holders of our common stock have no conversion, preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.
Blank Check Preferred Stock
Our board of directors has the authority, subject to any limitations imposed by law or Nasdaq rules, without further action by the stockholders, to issue up to 5 million shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of each series of such preferred stock. These rights, preferences and privileges include, but are not limited to, dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of that series, any or all of which may be greater than the rights of common stock.
Anti-Takeover Effects of Our Charter and Bylaws
Our Charter and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions may have the effect of delaying, deferring or preventing a future takeover or change in control of our company, even in those cases where such a transaction may be at a premium to the current market price of our common stock.
These provisions include:
Action by Written Consent; Special Meetings of Stockholders
Our Charter provides that stockholder action (other than actions by holders of preferred stock, if any) can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of the board, the chief executive officer or the president, or pursuant to a resolution adopted by a majority of the board of directors. Stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting.

Advance Notice Procedure
Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of candidates for election to the board of directors. Stockholders at an annual meeting will be able to consider only proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.
Authorized but Unissued Shares
Subject to Nasdaq listing requirements, our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock may also have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company. For example, we may issue a class or series of preferred stock that could, depending on the terms of the class or series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of you might believe to be in your best interests or in which you might receive a premium for your common stock over the then market price of the common stock.
Certain Other Provisions of Our Charter and Bylaws and Delaware Law
Board of Directors
Our Charter provides that the number of directors will be fixed in the manner provided in our bylaws. Our bylaws provide that the number of directors will be fixed from time to time solely pursuant to a resolution adopted by the board. Our board of directors currently has seven members.
Section 203 of the DGCL
Our Charter expressly states that we have elected not to be subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to exceptions specified therein, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder,” including general mergers or consolidations or acquisitions of additional shares of the corporation, for a three-year period following the time that such stockholder became an interested stockholder.
Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:

•	any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.
The statute is intended to prohibit or delay mergers or other takeover or change in control attempts. Although we have elected to opt out of the statute’s provisions, we could elect to be subject to Section 203 in the future.

Registration Rights Agreement
On October 27, 2014, in connection with the Company’s acquisition of JBGL Capital Companies and JBGL Builder Finance LLC and its consolidated subsidiaries and affiliated companies for a combination of cash and shares of the Company’s common stock, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”), with certain affiliates of Greenlight Capital, Inc, James R. Brickman and certain family members of and trusts affiliated with James R. Brickman (collectively, the “Investor Parties”).
Under the Registration Rights Agreement, the Company agreed, subject to certain exceptions and limitations, to effect the registration of any shares of common stock beneficially owned by each of the Investor Parties, their respective affiliates from time to time and certain of their transferees; provided that the Company will not be obligated to effect the registration of any shares of common stock held by an Investor Party, its respective affiliates and certain of their transferees that (1) have been sold pursuant to an effective registration statement; (2) have been sold pursuant to Rule 144 of the Securities Act (or a successor rule); or (3) have become eligible for immediate sale under Rule 144 of the Securities Act (or a successor rule) without any time or volume limitations thereunder. The Investor Parties, acting either individually or together, may issue to the Company a written request that the Company effect the registration of all or any portion of an Investor Party’s common stock (a “Demand Registration”). During every 12-month period, the Investor Parties will be entitled to two Demand Registrations. In certain circumstances, the Company may postpone effecting a Demand Registration for up to 60 days. In addition, the Investor Parties will have unlimited “piggyback” registration rights, subject to customary cutbacks, and the ability to require that, after the Company becomes eligible to file a shelf registration statement with the SEC on Form S-3, the Company shall file such a shelf registration statement and keep it continuously effective until all of the Investor Parties’ common stock is sold. The Company will pay all expenses of the registered offerings pursuant to the Investor Parties’ exercise of their registration rights (other than underwriting discounts and commissions with respect to underwritten offerings). The Company’s obligations to register the common stock held by each Investor Party will terminate when such Investor Party is able to sell all of its respective common stock without limitation under Rule 144 of the Securities Act. The Registration Rights Agreement contains customary indemnification provisions. The shares of the selling security holders are being registered pursuant to our obligations under the Registration Rights Agreement.
Preferred Stock
As discussed above, our charter authorizes our board, without the approval of our stockholders, to establish and issue one or more class or series of shares of preferred stock and to fix for each such class or series the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of such preferred stock.
Whenever preferred stock is to be sold pursuant to this prospectus, we will file a prospectus supplement relating to that sale that will specify:

•	the number of shares in the class or series of preferred stock;

•	the designation for the class or series of preferred stock by number, letter or title that shall distinguish the class or series from any other class or series of preferred stock;

•	the initial offering price of such preferred stock;

•	the dividend rate, if any, and whether dividends on that class or series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	the voting rights of that class or series of preferred stock, if any;

•	any conversion provisions applicable to that class or series of preferred stock;

•	any redemption or sinking fund provisions applicable to that class or series of preferred stock and any restrictions thereon;

•	the liquidation preference per share of that class or series of preferred stock, if any; and

•	the terms of any other preferences or rights, if any, applicable to that class or series of preferred stock.

DEPOSITARY SHARES
We may offer depositary shares representing fractional shares of our preferred stock, rather than full shares of preferred stock. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us. Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share.
The description in an accompanying prospectus supplement of any depositary shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement, which will be filed with the SEC if we offer depositary shares. For more information on how you can obtain copies of any depositary agreement if we offer depositary shares, see “Where You Can Find More Information.” We urge you to read the applicable depositary agreement and any accompanying prospectus supplement in their entirety.
Dividends and Other Distributions
If we pay a cash distribution or dividend on a class or series of preferred stock represented by depositary shares, the depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the depositary will distribute the property to the record holders of the depositary shares. However, if the depositary determines that it is not feasible to make the distribution of property, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.
Redemption of Depositary Shares
If we redeem a class or series of preferred stock represented by depositary shares, the depositary will redeem the depositary shares from the proceeds received by the depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the depositary may determine.
Voting the Preferred Stock
Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.
Amendment and Termination of the Depositary Agreement
The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Withdrawal of Preferred Stock
Except as may be provided otherwise in an accompanying prospectus supplement, upon surrender of depositary receipts at the principal office of the depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of withdrawn preferred stock may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

DESCRIPTION OF DEBT SECURITIES
We have summarized below general terms and conditions of the debt securities that we may offer and sell pursuant to this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms and conditions of the series in a prospectus supplement to this prospectus. We will also indicate in the applicable prospectus supplement whether the general terms and conditions described in this prospectus apply to the series of debt securities. The terms and conditions of the debt securities of a series may be different in one or more respects from the terms and conditions described below. If so, those differences will be described in the applicable prospectus supplement.
We will issue the debt securities in one or more series under an indenture to be entered into between us and the trustee named in the prospectus supplement, a form of which has been filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part. The following description of provisions of the indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the indenture. A form of each debt security, any future supplemental indenture or officer’s certificate establishing the terms of the debt securities or similar document also will be so filed. You should read the indenture and any supplemental indenture or officer’s certificate or similar document because they, and not this description, define your rights as holder of our debt securities. All capitalized terms have the meanings specified in the indenture.
For purposes of this section of this prospectus, references to “we,” “us” and “our” are to Green Brick Partners, Inc. and not to any of its subsidiaries.
General
We may issue, from time to time, debt securities, in one or more series, that will consist of senior debt, or senior debt securities, senior subordinated debt, or senior subordinated debt securities, subordinated debt, or subordinated debt securities or junior subordinated debt, or junior subordinated debt securities and, together with the senior subordinated debt securities and the subordinated debt securities, the subordinated securities. Debt securities, whether senior, senior subordinated, subordinated or junior subordinated, may be issued as convertible debt securities or exchangeable debt securities.
The indenture does not limit the amount of debt securities that we may issue. We may, without the consent of the holders of the debt securities of any series, issue additional debt securities ranking equally with, and otherwise similar in all respects to, the debt securities of the series (except for any differences in the issue price and, if applicable, the initial interest accrual date and interest payment date) so that those additional debt securities will be consolidated and form a single series with the debt securities of the series previously offered and sold; provided that if the additional debt securities are not fungible with the debt securities of the series previously offered or sold for U.S. federal income tax purposes, the additional debt securities will have a separate CUSIP or other identifying number.
The indenture provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit designated by us. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to afford holders of any debt securities protection with respect to our operations, financial condition or transactions involving us.
We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for U.S. federal income tax purposes, be treated as if they were issued with “original issue discount,” because of interest payment and other characteristics. Special U.S. federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

Provisions of the indenture
The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

•	the title;

•	any limit on the aggregate principal amount of debt securities of such series;

•	whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

•	the price or prices at which the debt securities will be issued;

•	the date or dates on which principal is payable;

•	the place or places where and the manner in which principal, premium or interest will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

•	interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

•	our rights or obligations to redeem or purchase the debt securities, including sinking fund or partial redemption payments;

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

•	the currency or currencies of payment of principal or interest;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount;

•	the terms, if any, pursuant to which any debt securities will be subordinate to any of our other debt;

•	if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

•	if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of an event of default;

•	any provisions for the remarketing of the debt securities;

•	if applicable, covenants affording holders of debt protection with respect to our operations, financial condition or transactions involving us; and

•	any other specific terms of any debt securities.
The applicable prospectus supplement will set forth certain U.S. federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are listed or quoted, if any.
Debt securities issued by us will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, except to the extent any such subsidiary guarantees or is otherwise obligated to make payment on such debt securities.
Senior debt securities
Payment of the principal of, and premium, if any, and interest on, senior debt securities will rank on a parity with all of our other unsecured and unsubordinated debt.

Senior subordinated debt securities
Payment of the principal of, and premium, if any, and interest on, senior subordinated debt securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt. We will set forth in the applicable prospectus supplement relating to any senior subordinated debt securities the subordination terms of such securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the senior subordinated debt securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional debt ranking senior to the senior subordinated debt securities.
Subordinated debt securities
Payment of the principal of, and premium, if any, and interest on, subordinated debt securities will be subordinated and junior in right of payment to the prior payment in full of all of our unsubordinated and senior subordinated debt. We will set forth in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of such securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the subordinated debt securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional debt ranking senior to the subordinated debt securities.
Junior subordinated debt securities
Payment of the principal of, and premium, if any, and interest on, junior subordinated debt securities will be subordinated and junior in right of payment to the prior payment in full of all of our unsubordinated, senior subordinated and subordinated debt. We will set forth in the applicable prospectus supplement relating to any junior subordinated debt securities the subordination terms of such securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the junior subordinated debt securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional debt ranking senior to the junior subordinated debt securities.
Conversion or exchange rights
Debt securities may be convertible into or exchangeable for other securities or property of us. The terms and conditions of conversion or exchange will be set forth in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the ability of us or the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.
Consolidation, merger or sale
We cannot consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person, and we will not permit any other person to consolidate with or merge into us, unless:

•	(a) we will be the continuing corporation or (b) the successor person formed by such consolidation or into which we are merged or to which all or substantially all of our assets are transferred or leased is a person organized or formed under the laws of the United States, any state of the United States or the District of Columbia; and

•	immediately after giving effect to such transaction, no event of default or event, which after notice or lapse of time or both would become an event of default, shall have occurred and be continuing.

Subject to certain exceptions, when the person to whom our assets are transferred or leased has assumed our obligations under the debt securities and the indenture, we shall be discharged from all our obligations under the debt securities and the indenture.
This covenant would not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.
Events of default
Unless otherwise indicated, the term “event of default,” when used in the indenture with respect to the debt securities of any series, means any of the following:

•	failure to pay interest for 30 days after the date payment on any debt security of such series is due and payable; provided that an extension of an interest payment period by us in accordance with the terms of the debt securities shall not constitute a failure to pay interest;

•	failure to pay principal or premium, if any, on any debt security of such series when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to perform any other covenant in the indenture or the debt securities of such series for 90 days after written notice that performance was required, which notice must be sent by either the trustee or holders of not less than 25% of the principal amount of the outstanding debt securities of such series;

•	certain events of bankruptcy, insolvency or reorganization of us; or

•	any other event of default provided in the applicable resolution of our board or the officers’ certificate or supplemental indenture under which we issue such series of debt securities.
An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture.
If an event of default (other than an event of default relating to events of bankruptcy, insolvency or reorganization of us) involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal amount of all the debt securities of such affected series, and the interest accrued thereon, if any, to be due and payable immediately. The holders of not less than a majority in aggregate principal amount of the debt securities of an affected series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving such series.
If an event of default relating to events of bankruptcy, insolvency or reorganization of us occurs and is continuing, then the entire principal amount of all of the debt securities outstanding, and the interest accrued thereon, if any, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.
The indenture imposes limitations on suits brought by holders of debt securities against us with respect to an event of default. Except as provided below, no holder of debt securities of any series may institute any action against us under the indenture unless:

•	an event of default has occurred and is continuing and such holder has previously given to the trustee written notice of such continuing event of default;

•	the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action in respect of such event of default;

•	the requesting holders have offered the trustee security or indemnity reasonably satisfactory to it for expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the affected series.
Notwithstanding the foregoing, each holder of debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of, and premium and interest, if any, on, such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of debt securities.
We will be required to file annually with the trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.
Registered global securities
We may issue the debt securities of a series in whole or in part in the form of one or more fully registered global securities that we will deposit with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities.
Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•	by the depositary for such registered global security to its nominee,

•	by a nominee of the depositary to the depositary or another nominee of the depositary, or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.
The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement with respect to any portion of such series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

•	ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for the registered global security, those persons being referred to as “participants,” or persons that may hold interests through participants;

•	upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

•	ownership of any beneficial interest in the registered global security will be shown on, and the transfer of any ownership interest will be effected only through, records maintained by the depositary for the registered global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants).

The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.
So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

•	will not be considered the owners or holders of the debt securities under the indenture.
Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.
We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and those participants would authorize beneficial owners owning through those participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.
We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. None of us, the trustee or any other agent of us or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.
We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.
If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In such event, we will issue debt securities of that series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

Discharge, defeasance and covenant defeasance
We can discharge or defease our obligations under the indenture as set forth below. Unless otherwise set forth in the applicable prospectus supplement, the subordination provisions applicable to any subordinated securities will be expressly made subject to the discharge and defeasance provisions of the indenture.
We may discharge our obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable within one year (or to be called for redemption within one year). We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, and premium, if any, and interest on, the debt securities and any mandatory sinking fund payments.
Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time (“legal defeasance”). We also may be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an event of default (“covenant defeasance”). We may effect legal defeasance and covenant defeasance only if, among other things:

•	we irrevocably deposit with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay when due (whether at maturity, upon redemption, or otherwise) the principal of, and premium, if any, and interest on all outstanding debt securities of the series; and

•	we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the beneficial owners of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance or covenant defeasance, as applicable, and that legal defeasance or covenant defeasance, as applicable, will not otherwise alter the beneficial owners’ U.S. federal income tax treatment of principal, premium, if any, and interest payments on the series of debt securities, which opinion, in the case of legal defeasance, must be based on a ruling of the Internal Revenue Service, or a change in U.S. federal income tax law.
Although we may discharge or defease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.
We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.
Modifications of the indenture
The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	secure any debt securities;

•	evidence the assumption by another person of our obligations, as permitted by the indenture;

•	add covenants for the protection of the holders of debt securities of all or any series or to surrender any right or power conferred upon us;

•	add any additional events of default for the benefit of holders of the debt securities of all or any series;

•	add one or more guarantees for the benefit of holders of the debt securities;

•	provide for the issuance of additional debt securities of any series;

•	comply with the rules of any applicable securities depository;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	add to, change or eliminate any of the provisions of the indenture in respect of one or more series of debt securities; provided that any such addition, change or elimination (a) shall neither (1) apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (2) modify the rights of the holder of any such debt security with respect to such provision or (b) shall become effective only when there is no debt security described in clause (a)(1) outstanding;

•	supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of debt securities pursuant to the indenture; provided that any such action shall not adversely affect the interests of the holders of debt securities of such series or any other series of debt securities in any material respect;

•	comply with the rules or regulations of any securities exchange or automated quotation system on which any of the debt securities may be listed or traded;

•	add to, change or eliminate any of the provisions of the indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act of 1939, as amended, provided that such action does not adversely affect the rights or interests of any holder of debt securities in any material respect;

•	cure or correct any ambiguity, defect, omission or inconsistency in the indenture; provided that such action does not adversely affect the interests of the holders of debt securities of any series in any material respect;

•	establish the forms or terms of debt securities of any series;

•	evidence and provide for the acceptance of appointment by a successor trustee; and

•	add to, change or eliminate any other provision of the indenture; provided that such addition, change or elimination does not adversely affect the interests of the holders of debt securities of any series in any material respect.
The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series of senior debt securities or subordinated securities, as the case may be, then outstanding and affected thereby (voting as one class), add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	extend the final maturity of any debt security;

•	reduce the principal amount of, or premium, if any, on any debt security;

•	reduce the rate or extend the time of payment of interest on any debt security;

•	reduce any amount payable on redemption of any debt security;

•	change the currency in which the principal (other than as may be provided otherwise with respect to a series), premium, if any, or interest is payable on any debt security;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	modify any of the subordination provisions or the definition of senior indebtedness applicable to any subordinated securities in a manner adverse to the holders of those securities;

•	alter provisions of the indenture relating to the debt securities not denominated in U.S. dollars;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture.
Concerning the trustee
The indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any accompanying prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only with respect to the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, and premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the trustee with respect to such series at an office designated by the trustee.
The indenture contains limitations on the right of the trustee, should it become a creditor of us, to obtain payment of claims in some cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties with respect to the debt securities, however, it must eliminate the conflict or resign as trustee.
The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to such series of debt securities, provided that the direction would not conflict with any rule of law or with the indenture, would not be unduly prejudicial to the rights of another holder of the debt securities, and would not involve any trustee in personal liability. The indenture provides that in case an event of default shall occur and be known to any trustee and not be cured, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trustee’s power. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.
No individual liability of incorporators, stockholders, officers or directors
The indenture provides that no incorporator and no past, present or future stockholder, officer or director of us or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.
Governing law
The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS
We may issue warrants for the purchase of shares of our common stock, shares of our preferred stock or our debt securities. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in an accompanying prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you.
The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement, of which this prospectus forms a part, or to an exhibit to a Current Report on Form 8-K or other document to be filed under the Exchange Act.
If we decide to issue warrants pursuant to this prospectus, we will specify in a prospectus supplement the terms of the series of warrants, including, if applicable, the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the price or prices at which the warrants will be issued;

•	the currencies in which the price or prices of the warrants may be payable;

•	the designation, amount and terms of the offered securities purchasable upon exercise of the warrants;

•	the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

•	the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of any material or special U.S. federal income tax considerations; and

•	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.
Before exercising their warrants, holders of warrants will not have voting rights or other rights as a stockholder of Green Brick Partners, Inc.
Exercise of warrants
Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants up to the close of business on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.
Warrants may be exercised as described in the applicable prospectus supplement. We will describe in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent upon exercise. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

SELLING SECURITY HOLDERS
This prospectus covers the resale by the selling security holders from time to time of up to 24,118,668 shares of our common stock. The selling security holders may from time to time offer and sell any or all of the common stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “selling security holders” in this prospectus, we mean the selling stockholders listed below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of selling security holders’ interest in common stock other than through a public sale.
The shares of common stock held by the selling security holders were acquired in connection with the conversion of equity interests in our predecessor entity, in a public offering by the Company in September 2014 and pursuant to a private offering in September 2014, and in a public offering by the Company in July 2015. The shares of the selling security holders are being registered pursuant to our obligations under the Registration Rights Agreement described above under “Description of Capital Stock.”
The following table sets forth, as of the date of this prospectus, the names of the selling security holders, and the aggregate number of shares of common stock that such selling security holders may offer pursuant to this prospectus. The percentages of shares of common stock owned by a particular holder are based on 50,616,919 shares of common stock outstanding as of October 30, 2020, determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
We cannot advise you as to whether the selling security holders will in fact sell any or all of such shares of common stock. As such, we are unable to declare the number of shares of common stock that the selling security holders will retain after any such sale.
Selling security holder information for each additional selling security holder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling security holder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling security holder and the number of shares registered on its behalf. A selling security holder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”
SELLING STOCKHOLDERS

	Shares of Common Stock Beneficially Owned Prior to Offering		Shares of Common Stock Offered Hereby	Shares of Common Stock Beneficially Owned After the Offering
Name	Number		Number	Number	Percentage
Solasglas Investments, LP(1)	3,466,793	6.8%	3,466,793	—	—
Greenlight Capital Investors, LP(1)	3,708,995	7.3%	3,708,995	—	—
Greenlight Capital, L.P.(1)	869,410	1.7%	869,410	—	—
Greenlight Capital Offshore Master, Ltd.(1)	4,110,059	8.1%	4,110,059	—	—
Greenlight Capital Offshore Partners(1)	7,232,208	17.3%	7,232,208	—	—
Greenlight Capital Qualified, L.P.(1)	4,731,203	9.3%	4,731,203	—	—

*	Less than 1% of outstanding shares.

(1)
Greenlight Capital, Inc. (“Greenlight Inc.”) is the investment manager for Greenlight Capital Qualified, L.P., Greenlight Capital, L.P. and Greenlight Capital Offshore Partners, and as such has shared voting and dispositive power over: (i) 4,731,203 shares held by Greenlight Capital Qualified, L.P., (ii) 869,410 shares held by Greenlight Capital, L.P. and (iii) 7,232,208 shares held by Greenlight Capital Offshore Partners. DME Capital Management, LP (“DME Management”) is the investment manager for Greenlight Capital

Investors, LP, Greenlight Capital Offshore Master, Ltd., and as such has shared voting and dispositive power over (i) 3,708,995 shares held by Greenlight Capital Investors, LP and (ii) 4,110,059 shares held by Greenlight Capital Offshore Master, Ltd. DME Advisors LP (“DME LP”) is the investment advisor for Solasglas Investments, LP, and as such has shared voting and dispositive power over 3,466,793 shares held by Solasglas Investments, LP. DME Advisors GP, LLC (“DME GP”) is the general partner of DME LP and DME Management, and as such has shared voting and dispositive power over 11,285,847 shares. David Einhorn, one of our directors, is the principal of Greenlight Capital, Inc., DME LP, DME Management and DME GP, and as such has voting and dispositive power over 24,118,668 shares held by these affiliates of Greenlight Inc. Mr. Einhorn, Greenlight Inc., DME Management, DME LP and DME GP each disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

PLAN OF DISTRIBUTION
We and any selling security holder may offer and sell the securities covered by this prospectus from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods, including the following:

•	through agents;

•	to or through underwriters;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	through brokers or dealers;

•	directly by us or any selling security holders to purchasers, including through a specific bidding, auction or other process; or

•	through a combination of any of these methods of sale.
Registration of the securities covered by this prospectus does not mean that those securities necessarily will be offered or sold.
In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.
In addition, we and any selling security holder may sell any securities covered by this prospectus in private transactions or under Rule 144 of the Securities Act rather than pursuant to this prospectus.
We and any selling security holder may sell offered securities through agents designated by us from time to time. Any agent in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us or any selling security holder to that agent will be set forth, in the applicable prospectus supplement. Unless indicated in such prospectus supplement, the agents will have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.
In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers agents or other persons acting on our or the selling security holders’ behalf that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers, agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act.

In connection with the distribution of the securities covered by this prospectus or otherwise, we or any selling security holder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us or any selling security holder. We or any selling security holder may also sell securities short and deliver the securities offered by this prospectus to close out our or the selling security holders’ short positions. We or any selling security holder may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. We or any selling security holder may also from time to time pledge our securities pursuant to the margin provisions of our customer agreements with our brokers. Upon our default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.
At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus forms a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is satisfied.
In connection with an underwritten offering, we and any selling security holder would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent, and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities, if any such securities are purchased. We or any selling security holder may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, less any underwriting discount, as may be set forth in the revised prospectus or applicable prospectus supplement. If we or any selling security holder grants any such option, the terms of that option will be set forth in the revised prospectus or applicable prospectus supplement.
To the extent that we make sales through one or more underwriters or agents in at the market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at the market offering arrangement between us and the underwriters or agents. If we engage in at the market sales pursuant to any such agreement, we will issue and sell our securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined as of the date of this prospectus. Pursuant to the terms of the agreement, we may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such agreement will be set forth in more detail in a prospectus supplement.
Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us, to indemnification by us or any selling security holder against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

LEGAL MATTERS
Unless otherwise specified in connection with the particular offering of any securities, Greenberg Traurig, P.A., Fort Lauderdale, Florida, will pass upon the validity of the offered securities for us.

EXPERTS
The consolidated financial statements of Green Brick Partners, Inc. and subsidiaries as of December 31, 2019 and 2018 and for each of the years in the three-year period ended December 31, 2019 and the effectiveness of internal control over financial reporting as of December 31, 2019 incorporated in this Prospectus by reference from the Green Brick Partners, Inc. and subsidiaries Annual Report on Form 10-K for the year ended December 31, 2019 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

Green Brick Partners, Inc.

2,000,000 Depositary Shares

Each Representing 1/1000th of a Share of 5.75% Series A Cumulative Perpetual Preferred Stock
(Liquidation Preference Equivalent to $25.00 Per Depositary Share)

5.75% Series A Cumulative Perpetual Preferred Stock

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

 BTIG

Co-Managers

InspereX	Janney Montgomery Scott

December 16, 2021